Exhibit 99.1

Explanatory Note

Due to the spread of COVID-19 and the effects of growing port restrictions around the world, the Company previously announced a voluntary pause of its global fleet cruise operations. These recent developments have had a significant impact on our operations and liquidity subsequent to the issuance of our Form 10-K on February 27, 2020. As a result of these effects, Note 2 and Note 18 to the financial statements as well as the report of our Independent Registered Public Accounting Firm set forth in this Exhibit 99.1 have been updated from the notes to the consolidated financial statements and the report of our Independent Registered Public Accounting Firm to the financial statements included in our Form 8-K issued on May 5, 2020, which in turn updated the notes to the consolidated financial statements and the report of our Registered Independent Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020. No other changes, modifications or updates have been made to the 2019 financial statements. The 2019 financial statements do not reflect events that may have occurred after the original filing date except as noted above.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

EXHIBIT 99.1 TO FORM 8-K

FOR THE YEAR ENDED DECEMBER 31, 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Norwegian Cruise Line Holdings Ltd.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Norwegian Cruise Line Holdings Ltd. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes and financial statement schedule (not presented herein) listed in the index appearing under Item 15(2) of the Company’s 2019 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern Has Been Removed

Management and we previously concluded there was substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 2, management has subsequently taken certain actions, which management and we have concluded remove that substantial doubt.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company has implemented a suspension of all cruise voyages for its three brands due to the continued spread of COVID-19, growing travel restrictions and limited access to ports around the world, significantly impacting the Company’s financial results and liquidity. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Ship Accounting - Improvement Costs

As described in Notes 2 and 7 to the consolidated financial statements, the Company capitalized approximately $458.9 million of costs associated with ship improvements during 2019. As disclosed by management, ship improvement costs which add value to the ship are capitalized and depreciated over the shorter of the improvements’ estimated useful lives or the remaining useful life of the ship. The useful lives of ship improvements are estimated based on the economic lives of the new components. In addition, to determine the useful lives of the ship or ship components, management considers the impact of the historical useful lives of similar assets, manufacturer recommended lives and anticipated changes in technological conditions.

The principal considerations for our determination that performing procedures relating to ship accounting - improvement costs is a critical audit matter are there was significant judgment by management in determining whether costs associated with ship improvements add value to the Company’s ships and in estimating the useful lives assigned. This in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to whether capitalization and useful lives assigned were appropriate.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to capitalization of ship improvements, including controls over the estimation of whether improvements add value to the ship and the useful lives assigned. These procedures also included, among others, testing the accuracy, existence/occurrence and valuation of capitalized ship improvement costs and evaluating whether costs capitalized add value to the ship. Evaluating the reasonableness of the useful lives assigned involved considering historical data and past experience with similar ship improvements. Professionals with specialized skill and knowledge were used to assist in the evaluation of the reasonableness of the assigned useful lives.

Goodwill Impairment Assessment - Oceania Cruises Reporting Unit

As described in Note 2 to the consolidated financial statements, the Company’s goodwill balance for the Oceania Cruises reporting unit was $523.0 million as of December 31, 2019. Management reviews goodwill for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets may not be fully recoverable. For the 2019 annual goodwill impairment evaluation, management conducted a quantitative assessment comparing the fair value of the Oceania Cruises reporting unit to its carrying value, including goodwill. This assessment consists of a combined approach using discounted future cash flows and market multiples to determine the fair value of the reporting units. The market approach considers revenue and EBITDA multiples from an appropriate peer group. The discounted cash flow valuation reflects management’s principal assumptions related to (i) forecasted future operating results and growth rates, (ii) forecasted capital expenditures for fleet growth and ship improvements, and (iii) a weighted average cost of capital of market participants, adjusted for an optimal capital structure. Management believes that the combined approach is the most representative method to assess fair value as it utilizes expectations of long-term growth as well as current market conditions.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the Oceania Cruises reporting unit is a critical audit matter are there was significant judgment by management when developing the fair value of the reporting unit. This in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and in evaluating audit evidence relating to management’s future cash flow projections and selected market multiples and the significant assumptions, including revenue and EBITDA multiples from an appropriate peer group, forecasted future operating results and growth rates, forecasted capital expenditures for fleet growth and ship improvements, and the weighted average cost of capital of market participants. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained from these procedures.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment for Oceania Cruises, including controls over the valuation of the Company’s reporting unit. These procedures also included, among others, testing management’s process for developing the fair value estimate of the Oceania Cruises reporting unit; evaluating the appropriateness of the discounted future cash flow and market multiples approaches; testing the completeness, accuracy and relevance of underlying data used in the approaches; and evaluating the reasonableness of the significant assumptions used by management, including revenue and EBITDA multiples from an appropriate peer group, forecasted future operating results and growth rates, capital expenditures for fleet growth and ship improvements, and the weighted average cost of capital of market participants. Evaluating management’s assumptions related to revenue and EBITDA multiples from an appropriate peer group, forecasted future operating results and growth rates, capital expenditures for fleet growth and ship improvements, and the weighted average cost of capital of market participants involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the reporting unit, (ii) the consistency with external market and industry data, and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the

Company’s discounted future cash flow and market multiples approaches and certain significant assumptions, including the weighted average cost of capital of market participants.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

February 27, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters which have removed the substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 under Liquidity and Management’s Plan and the Events Subsequent to Original Issuance of Financial Statements discussed in Note 18, as to which the date is July 8, 2020

We have served as the Company’s auditor since at least 1988. We have not been able to determine the specific year we began serving as auditor of the Company.

Norwegian Cruise Line Holdings Ltd.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2018	2017
Revenue
Passenger ticket	$4,517,393	$4,259,815	$3,750,030
Onboard and other	1,944,983	1,795,311	1,646,145
Total revenue	6,462,376	6,055,126	5,396,175
Cruise operating expense
Commissions, transportation and other	1,120,886	998,948	894,406
Onboard and other	394,673	348,656	319,293
Payroll and related	924,157	881,606	803,632
Fuel	409,602	392,685	361,032
Food	222,602	216,031	198,357
Other	591,341	539,150	486,924
Total cruise operating expense	3,663,261	3,377,076	3,063,644
Other operating expense
Marketing, general and administrative	974,850	897,929	773,755
Depreciation and amortization	646,188	561,060	509,957
Total other operating expense	1,621,038	1,458,989	1,283,712
Operating income	1,178,077	1,219,061	1,048,819
Non-operating income (expense)
Interest expense, net	(272,867)	(270,404)	(267,804)
Other income (expense), net	6,155	20,653	(10,401)
Total non-operating income (expense)	(266,712)	(249,751)	(278,205)
Net income before income taxes	911,365	969,310	770,614
Income tax benefit (expense)	18,863	(14,467)	(10,742)
Net income	$930,228	$954,843	$759,872
Weighted-average shares outstanding
Basic	214,929,977	223,001,739	228,040,825
Diluted	216,475,076	224,419,205	229,418,326
Earnings per share
Basic	$4.33	$4.28	$3.33
Diluted	$4.30	$4.25	$3.31

The accompanying notes are an integral part of these consolidated financial statements.

Norwegian Cruise Line Holdings Ltd.

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2019	2018	2017
Net income	$930,228	$954,843	$759,872
Other comprehensive income (loss):
Shipboard Retirement Plan	(1,930)	2,697	(40)
Cash flow hedges:
Net unrealized gain (loss)	(123,015)	(161,214)	304,684
Amount realized and reclassified into earnings	(8,898)	(30,096)	36,795
Total other comprehensive income (loss)	(133,843)	(188,613)	341,439
Total comprehensive income	$796,385	$766,230	$1,101,311

The accompanying notes are an integral part of these consolidated financial statements.

Norwegian Cruise Line Holdings Ltd.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$252,876	$163,851
Accounts receivable, net	75,109	55,249
Inventories	95,427	90,202
Prepaid expenses and other assets	306,733	241,011
Total current assets	730,145	550,313
Property and equipment, net	13,135,337	12,119,253
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	612,661	329,948
Total assets	$16,684,599	$15,205,970
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$746,358	$681,218
Accounts payable	100,777	159,564
Accrued expenses and other liabilities	782,275	716,499
Advance ticket sales	1,954,980	1,593,219
Total current liabilities	3,584,390	3,150,500
Long-term debt	6,055,335	5,810,873
Other long-term liabilities	529,295	281,596
Total liabilities	10,169,020	9,242,969
Commitments and contingencies (Note 13)
Shareholders’ equity:
Ordinary shares, $0.001 par value; 490,000,000 shares authorized; 237,533,270 shares issued and 213,082,411 shares outstanding at December 31, 2019 and 235,484,613 shares issued and 217,650,644 shares outstanding at December 31, 2018	237	235
Additional paid-in capital	4,235,690	4,129,639
Accumulated other comprehensive income (loss)	(295,490)	(161,647)
Retained earnings	3,829,068	2,898,840
Treasury shares (24,450,859 and 17,833,969 ordinary shares at December 31, 2019 and December 31, 2018, respectively, at cost)	(1,253,926)	(904,066)
Total shareholders’ equity	6,515,579	5,963,001
Total liabilities and shareholders’ equity	$16,684,599	$15,205,970

The accompanying notes are an integral part of these consolidated financial statements.

Norwegian Cruise Line Holdings Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net income	$930,228	$954,843	$759,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	647,102	566,972	521,484
Deferred income taxes, net	(26,134)	1,508	9,153
Loss on extinguishment of debt	13,397	6,346	22,211
Provision for bad debts and inventory obsolescence	3,884	5,570	2,431
Gain on involuntary conversion of assets	(4,152)	—	—
Share-based compensation expense	95,055	115,983	87,039
Net foreign currency adjustments	(1,934)	(5,537)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(14,104)	(15,886)	15,050
Inventories	(6,155)	(9,052)	(17,129)
Prepaid expenses and other assets	(74,295)	(29,519)	(22,714)
Accounts payable	(58,635)	106,387	14,047
Accrued expenses and other liabilities	(29,028)	114,953	55,791
Advance ticket sales	347,376	262,603	154,012
Net cash provided by operating activities	1,822,605	2,075,171	1,601,247
Cash flows from investing activities
Additions to property and equipment, net	(1,637,170)	(1,566,796)	(1,372,214)
Cash received on settlement of derivatives	289	64,796	2,346
Cash paid on settlement of derivatives	(47,085)	(1,719)	(35,694)
Other	3,774	1,011	664
Net cash used in investing activities	(1,680,192)	(1,502,708)	(1,404,898)
Cash flows from financing activities
Repayments of long-term debt	(3,806,732)	(1,716,244)	(1,916,885)
Proceeds from long-term debt	4,122,297	1,904,865	1,816,390
Proceeds from employee related plans	31,937	28,819	30,032
Net share settlement of restricted share units	(20,939)	(13,855)	(6,342)
Purchases of treasury shares	(349,860)	(664,811)	—
Early redemption premium	(6,829)	(5,154)	(15,506)
Deferred financing fees	(23,262)	(118,422)	(56,195)
Net cash used in financing activities	(53,388)	(584,802)	(148,506)
Net increase (decrease) in cash and cash equivalents	89,025	(12,339)	47,843
Cash and cash equivalents at beginning of period	163,851	176,190	128,347
Cash and cash equivalents at end of period	$252,876	$163,851	$176,190

The accompanying notes are an integral part of these consolidated financial statements.

Norwegian Cruise Line Holdings Ltd.

Consolidated Statements of Changes in Shareholders’ Equity

(in thousands)

			Accumulated
		Additional	Other			Total
	Ordinary	Paid-in	Comprehensive	Retained	Treasury	Shareholders’
	Shares	Capital	Income (Loss)	Earnings	Shares	Equity
Balance, December 31, 2016	$232	$3,890,119	$(314,473)	$1,201,103	$(239,255)	$4,537,726
Share-based compensation	—	87,039	—	—	—	87,039
Issuance of shares under employee related plans	1	30,031	—	—	—	30,032
Net share settlement of restricted share units	—	(6,342)	—	—	—	(6,342)
Cumulative change in accounting policy	—	(2,153)	—	2,153	—	—
Other comprehensive income, net	—	—	341,439	—	—	341,439
Net income	—	—	—	759,872	—	759,872
Balance, December 31, 2017	233	3,998,694	26,966	1,963,128	(239,255)	5,749,766
Share-based compensation	—	115,983		—	—	115,983
Issuance of shares under employee related plans	2	28,817	—	—	—	28,819
Treasury shares	—	—	—	—	(664,811)	(664,811)
Net share settlement of restricted share units	—	(13,855)	—	—	—	(13,855)
Cumulative change in accounting policy	—	—	(12)	(19,131)	—	(19,143)
Other comprehensive income, net	—	—	(188,601)	—	—	(188,601)
Net income	—	—	—	954,843	—	954,843
Balance, December 31, 2018	235	4,129,639	(161,647)	2,898,840	(904,066)	5,963,001
Share-based compensation	—	95,055	—	—	—	95,055
Issuance of shares under employee related plans	2	31,935	—	—	—	31,937
Treasury shares	—	—	—	—	(349,860)	(349,860)
Net share settlement of restricted share units	—	(20,939)	—	—	—	(20,939)
Other comprehensive loss, net	—	—	(133,843)	—	—	(133,843)
Net income	—	—	—	930,228	—	930,228
Balance, December 31, 2019	$237	$4,235,690	$(295,490)	$3,829,068	$(1,253,926)	$6,515,579

The accompanying notes are an integral part of these consolidated financial statements.

Norwegian Cruise Line Holdings Ltd.

Notes to the Consolidated Financial Statements

1.	Description of Business and Organization

We are a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. As of December 31, 2019, we had 27 ships with approximately 58,400 Berths and had orders for 10 additional ships to be delivered through 2027, subject to certain conditions.

Seven Seas Splendor was delivered in January 2020. We refer you to Note 18 – “Subsequent Events” for additional information. We have one additional Explorer Class Ship on order for delivery in the fall of 2023. We have two Allura Class Ships on order for delivery in the winter of 2022 and spring of 2025. Project Leonardo will introduce an additional six ships with expected delivery dates through 2027. The addition of these 10 ships to our fleet will increase our total Berths to approximately 82,000.

Norwegian commenced operations from Miami in 1966. In February 2011, NCLH, a Bermuda limited company, was formed with the issuance to the Sponsors of, in aggregate, 10,000 ordinary shares, with a par value of $0.001 per share. In January 2013, NCLH completed its IPO and the ordinary shares of NCLC, all of which were owned by the Sponsors, were exchanged for the ordinary shares of NCLH, and NCLH became the owner of 100% of the ordinary shares and parent company of NCLC (the “Corporate Reorganization”). At the same time, NCLH contributed $460.0 million to NCLC and the historical financial statements of NCLC became those of NCLH. The Corporate Reorganization was affected solely for the purpose of reorganizing our corporate structure. As a result of the Secondary Equity Offerings, as of December 2018, the Sponsors no longer owned the ordinary shares they held in NCLH.

In November 2014, we completed the Acquisition of Prestige. We believe that the combination of Norwegian and Prestige creates a cruise operating company with a rich product portfolio and strong market presence.

2.	Summary of Significant Accounting Policies

Liquidity and Management’s Plan

Due to the continued spread of COVID-19, growing travel restrictions and limited access to ports around the world, in March 2020, the Company implemented a voluntary suspension of all cruise voyages across its three brands, which has subsequently been extended through September 30, 2020. In addition, the Company has cancelled select voyages through October 2020 due to travel and port restrictions including Canada and New England sailings. On March 14, 2020, concurrent with our and the broader cruise industry’s suspension, the U.S. Centers for Disease Control and Prevention (“CDC”) issued a No Sail Order through April 13, 2020. On April 9, 2020, the CDC modified its existing No Sail Order to extend it until the earliest of (a) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, (b) the date the Director of the CDC rescinds or modifies the No Sail Order or (c) 100 days after the order appears on the Federal Register, which would be July 24, 2020. In addition, the duration of any voluntary suspensions we have implemented and resumption of operations outside of the United States will be dependent, in part, on various travel restrictions and travel bans issued by various countries around the world, as well as the availability of ports outside of the U.S. Significant events affecting travel, including COVID-19, typically have an impact on the demand for cruise vacations, with the full extent of the impact generally determined by the length of time the event influences travel decisions. The ongoing effects of COVID-19 on our operations and global bookings have had, and we believe they will continue to have, a significant impact on our financial results and liquidity, and such negative impact may continue well beyond the containment of such an outbreak. This is the first time that the Company has completely suspended cruise voyages, and as a result we are not able to predict the full impact of such a suspension on our Company. Due to the unknown duration and extent of the outbreak, travel restrictions and advisories, the potential unavailability of ports and/or destinations, unknown cancellations and timing of redeployments and a general impact on consumer sentiment regarding cruise travel, the full effect on our financial performance cannot be quantified at this time.

As a result of these conditions, we have taken steps to increase our liquidity. Since March 2020, the Company has secured $1.6 billion in deferrals of existing debt amortization, including through available export credit agencies and related governments. The Company has received additional liquidity through various debt and equity transactions totaling $3.95 billion in gross proceeds. Refer to Note 18 – “Subsequent Events” for further information on the aforementioned debt and equity transactions. The Company has also undertaken several proactive measures to mitigate the financial and operational impacts of COVID-19, through the reduction of capital expenditures and operating expenses.

At December 31, 2019, the Company had a total of approximately $6 billion of total long-term debt obligations, as more fully described under Note 8 – “Long-Term Debt.” Subsequently, NCLC and NCLH borrowed the full amount of $1.55 billion under NCLC’s revolving credit facilities and $1.94 billion under various note offerings, including Private Exchangeable, Exchangeable and Senior Secured Notes, as more fully described under Note 18 – “Subsequent Events.” The Company also has agreements with its credit card processors that govern approximately $1.6 billion at December 31, 2019 in advance ticket sales that have been received by the Company relating to future voyages. These agreements allow the credit card processors to require under certain circumstances, including the existence of a material adverse change, excessive chargebacks and other triggering events, that the Company maintain a reserve which could be satisfied by posting collateral. Currently, we have agreed to provide a reserve consisting of $70 million of cash and preliminarily agreed to provide second priority liens on certain ships with a collective equity value of approximately $700 million based on appraisals as of December 31, 2019, which could be increased or decreased based on certain conditions. If we do not meet an agreed upon minimum liquidity in the future, we may be required to pledge additional collateral and/or post cash reserves or take other actions that may reduce our liquidity. Collateral may be released upon satisfaction of certain financial metrics.

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Based on the actions the Company has taken as described above and our resulting current resources, the Company has alleviated the substantial doubt as previously disclosed and has sufficient liquidity to satisfy our obligations over the next twelve months and maintain minimum levels of liquidity as required by certain of our debt agreements. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

At December 31, 2019 and March 31, 2020, we were in compliance with all of our debt covenants. If we do not continue to remain in compliance with these covenants, we would have to seek additional amendments to these covenants. However, no assurances can be made that such amendments would be approved by our lenders. Generally, if an event of default under any debt agreement occurs, then pursuant to cross default and/or cross acceleration clauses, substantially all of our outstanding debt and derivative contract payables could become due, and all debt and derivative contracts could be terminated, which could have a material adverse impact to our operations and liquidity.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and contain all normal recurring adjustments necessary for a fair presentation of the results for the periods presented. Estimates are required for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and actual results could differ from these estimates. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost and include cash and investments with original maturities of three months or less at acquisition and also include amounts due from credit card processors.

Accounts Receivable, Net

Accounts receivable are shown net of an allowance for doubtful accounts of $10.6 million and $9.6 million as of December 31, 2019 and 2018, respectively.

Inventories

Inventories mainly consist of provisions, supplies and fuel and are carried at the lower of cost or net realizable value using the first-in, first-out method of accounting.

Advertising Costs

Advertising costs are expensed as incurred except for those that result in tangible assets, including brochures, which are treated as prepaid expenses and charged to expense as consumed. Advertising costs of $5.9 million and $0.8 million as of December 31, 2019 and 2018, respectively, are included in prepaid expenses and other assets. Expenses related to advertising costs totaled $400.6 million, $327.3 million and $289.1 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the basic weighted-average number of shares outstanding during each period. Diluted earnings per share is computed by dividing net income by diluted weighted-average shares outstanding.

A reconciliation between basic and diluted earnings per share was as follows (in thousands, except share and per share data):

	Year Ended December 31,
	2019	2018	2017
Net income	$930,228	$954,843	$759,872
Basic weighted-average shares outstanding	214,929,977	223,001,739	228,040,825
Dilutive effect of share awards	1,545,099	1,417,466	1,377,501
Diluted weighted-average shares outstanding	216,475,076	224,419,205	229,418,326
Basic earnings per share	$4.33	$4.28	$3.33
Diluted earnings per share	$4.30	$4.25	$3.31

For the years ended December 31, 2019, 2018 and 2017, a total of 4.0 million, 4.7 million and 5.6 million shares, respectively, have been excluded from diluted weighted-average shares outstanding because the effect of including them would have been anti-dilutive.

Property and Equipment, Net

Property and equipment are recorded at cost. Ship improvement costs that we believe add value to our ships are capitalized to the ship and depreciated over the shorter of the improvements’ estimated useful lives or the remaining useful life of the ship while costs of repairs and maintenance, including Dry-dock costs, are charged to expense as incurred. During ship construction, certain interest is capitalized as a cost of the ship. Gains or losses on the sale of property and equipment are recorded as a component of operating income (expense) in our consolidated statements of operations. The useful lives of ship improvements are estimated based on the economic lives of the new components. In addition, to determine the useful lives of the ship or ship components, we consider the impact of the historical useful lives of similar assets, manufacturer recommended lives and anticipated changes in technological conditions.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, after a 15% reduction for the estimated residual values of ships as follows:

Useful Life
Ships	30 years
Computer hardware and software	3‑10 years
Other property and equipment	3‑40 years
Leasehold improvements	Shorter of lease term or asset life
Ship improvements	Shorter of asset life or life of the ship

Long-lived assets are reviewed for impairment, based on estimated future undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment and then compare the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value. We estimate fair value based on the best information available utilizing estimates, judgments and projections as necessary. Our estimate of fair value is generally measured by discounting expected future cash flows at discount rates commensurate with the associated risk.

Goodwill and Tradenames

Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill and other indefinite-lived assets, principally tradenames, are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets may not be fully recoverable. We use the Step 0 Test which allows us to first assess qualitative factors to determine whether it is more likely than not (i.e., more than

50%) that the fair value of a reporting unit is less than its carrying value. For tradenames we also provide a qualitative assessment to determine if there is any indication of impairment.

In order to make this evaluation, we consider the following circumstances as well as others:

●	Changes in general macroeconomic conditions such as a deterioration in general economic conditions; limitations on accessing capital; fluctuations in foreign exchange rates; or other developments in equity and credit markets;
●	Changes in industry and market conditions such as a deterioration in the environment in which an entity operates; an increased competitive environment; a decline in market-dependent multiples or metrics (in both absolute terms and relative to peers); a change in the market for an entity’s products or services; or a regulatory or political development;
●	Changes in cost factors that have a negative effect on earnings and cash flows;
●	Decline in overall financial performance (for both actual and expected performance);
●	Entity and reporting unit specific events such as changes in management, key personnel, strategy, or customers; litigation; or a change in the composition or carrying amount of net assets; and
●	Decline in share price (in both absolute terms and relative to peers).

We also may conduct a quantitative assessment comparing the fair value of each reporting unit to its carrying value, including goodwill. This is called the Step I Test which consists of a combined approach using discounted future cash flows and market multiples to determine the fair value of the reporting units. The market approach considers revenue and EBITDA multiples from an appropriate peer group. Our discounted cash flow valuation reflects our principal assumptions of 1) forecasted future operating results and growth rates, 2) forecasted capital expenditures for fleet growth and ship improvements and 3) a weighted average cost of capital of market participants, adjusted for an optimal capital structure.

We believe that the combined approach is the most representative method to assess fair value as it utilizes expectations of long-term growth as well as current market conditions. For the tradenames, we may also use a quantitative assessment, which utilizes the relief from royalty method and includes the same forecasts and discount rates from the discounted cash flow valuation in the goodwill assessment along with a tradename royalty rate assumption.

We have concluded that our business has three reporting units. Each brand, Oceania Cruises, Regent Seven Seas and Norwegian, constitutes a business for which discrete financial information is available and management regularly reviews the operating results and, therefore, each brand is considered an operating segment.

As of December 31, 2019, there was $523.0 million, $462.1 million and $403.8 million of goodwill for the Oceania Cruises, Regent Seven Seas and Norwegian reporting units, respectively. For our 2019 annual goodwill and tradename impairment evaluation, we elected to perform quantitative tests for the Oceania Cruises, Regent Seven Seas and Norwegian reporting units. Based on the results of the tests, we determined there was no impairment of goodwill or tradenames because the fair values exceeded the carrying values.

Revenue and Expense Recognition

Deposits on advance ticket sales are deferred when received and are subsequently recognized as revenue ratably during the voyage sailing days as services are rendered over time on the ship. Cancellation fees are recognized in passenger ticket revenue in the month of the cancellation. Goods and services associated with onboard revenue are generally provided at a point in time and revenue is recognized when the performance obligation is satisfied. A receivable is recognized for onboard goods and services rendered when the voyage is not completed before the end of the period. All associated direct costs of a voyage are recognized as incurred in cruise operating expenses.

Disaggregation of Revenue

Revenue and cash flows are affected by economic factors in various geographical regions.

Revenues by destination consisted of the following (in thousands):

	Year Ended December 31,
	2019	2018	2017
North America	$3,807,576	$3,543,282	$3,285,903
Europe	1,666,751	1,462,698	1,347,381
Asia-Pacific	500,842	721,404	394,631
Other	487,207	327,742	368,260
Total revenue	$6,462,376	$6,055,126	$5,396,175

Segment Reporting

We have concluded that our business has a single reportable segment. Each brand, Norwegian, Oceania Cruises and Regent, constitutes a business for which discrete financial information is available and management regularly reviews the brand level operating results and, therefore, each brand is considered an operating segment. Our operating segments have similar economic and qualitative characteristics, including similar long-term margins and similar products and services; therefore, we aggregate all of the operating segments into one reportable segment.

Although we sell cruises on an international basis, our passenger ticket revenue is primarily attributed to U.S.-sourced guests who make reservations in the U.S. Revenue attributable to U.S.-sourced guests was 81%, 77% and 77% for the years ended December 31, 2019, 2018 and 2017, respectively. No other individual country’s revenues exceeded 10% in any of our last three years.

Substantially all of our long-lived assets are located outside of the U.S. and consist primarily of our ships. We had 19 ships with Bahamas registry with a carrying value of $10.2 billion as of December 31, 2019 and 18 ships with Bahamas registry with a carrying value of $9.1 billion as of December 31, 2018. We had seven ships with Marshall Island registry with a carrying value of $1.9 billion as of December 31, 2019 and 2018. We also had one ship with U.S. registry with a carrying value of $0.3 billion as of December 31, 2019 and 2018.

Debt Issuance Costs

Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. For line of credit arrangements and for those debt facilities not fully drawn we defer and present debt issuance costs as an asset. These deferred issuance costs are amortized over the life of the loan. The amortization of deferred financing fees is included in depreciation and amortization expense in the consolidated statements of cash flows; however, for purposes of the consolidated statements of operations it is included in interest expense, net.

Foreign Currency

The majority of our transactions are settled in U.S. dollars. Gains or losses resulting from transactions denominated in other currencies are recognized in other income (expense), net at each balance sheet date. We recognized a loss of $7.0 million, a gain of $19.8 million and a loss of $14.2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Derivative Instruments and Hedging Activity

We enter into derivative contracts to reduce our exposure to fluctuations in foreign currency exchange rates, interest rates and fuel prices. The criteria used to determine whether a transaction qualifies for hedge accounting treatment includes the correlation between fluctuations in the fair value of the hedged item and the fair value of the related derivative instrument and its effectiveness as a hedge. As the derivative is marked to fair value, we elected an accounting policy to net the fair value of our derivatives when a master netting arrangement exists with our counterparties.

A derivative instrument that hedges a forecasted transaction or the variability of cash flows related to a recognized asset or liability may be designated as a cash flow hedge. Changes in fair value of derivative instruments that are designated as cash flow hedges are recorded as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions are recognized in earnings. To the extent that an instrument is not effective as a hedge, gains and losses are recognized in other income (expense), net in our consolidated statements of operations. Realized gains and losses related to our effective fuel hedges are recognized in fuel expense. For presentation in our consolidated statements of cash flows, we have elected to classify the cash flows from our cash flow hedges in the same category as the cash flows from the items being hedged.

Concentrations of Credit Risk

We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. Credit risk, including but not limited to counterparty non-performance under derivative instruments, our Revolving Loan Facility and new ship progress payment guarantees, is not considered significant, as we primarily conduct business with large, well-established financial institutions and insurance companies that we have well-established relationships with and that have credit risks acceptable to us or the credit risk is spread out among a large number of creditors. We do not anticipate non-performance by any of our significant counterparties.

Insurance

We use a combination of insurance and self-insurance for a number of risks including claims related to crew and guests, hull and machinery, war risk, workers’ compensation, property damage, employee healthcare and general liability. Liabilities associated with certain of these risks, including crew and passenger claims, are estimated actuarially based upon known facts, historical trends and a reasonable estimate of future expenses. While we believe these accruals are adequate, the ultimate losses incurred may differ from those recorded.

Income Taxes

Deferred tax assets and liabilities are calculated in accordance with the liability method. Deferred taxes are recorded using the currently enacted tax rates that apply in the periods that the differences are expected to reverse. Deferred taxes are not discounted.

We provide a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized. With respect to acquired deferred tax assets, changes within the measurement period that result from new information about facts and circumstances that existed at the acquisition date shall be recognized through a corresponding adjustment to goodwill. Subsequent to the measurement period, all other changes shall be reported as a reduction or increase to income tax expense in our consolidated statements of operations.

Share-Based Compensation

We recognize expense for our share-based compensation awards using a fair-value-based method. Share-based compensation expense is recognized over the requisite service period for awards that are based on a service period and not contingent upon any future performance. We refer you to Note 11— “Employee Benefits and Share-Based Compensation.”

Recently Issued Accounting Guidance

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles—Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment, which simplifies the test for goodwill impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The guidance is effective for annual or any interim goodwill impairment tests in years beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has not early adopted this guidance. The Company will evaluate, upon adoption of this guidance, the impact of this guidance on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will require an entity to present the net amount expected to be collected for certain financial assets, including trade receivables. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. The update will be applied prospectively with a cumulative-effect adjustment to retained earnings. This update will be effective for the Company for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

3.	Revenue and Expense from Contracts with Customers

Nature of Goods and Services

We offer our guests a multitude of cruise fare options when booking a cruise. Our cruise ticket prices generally include cruise fare and a wide variety of onboard activities and amenities, meals, entertainment and port fees and taxes. In some instances, cruise ticket prices include round-trip airfare to and from the port of embarkation, complimentary beverages, unlimited shore excursions, free internet, pre-cruise hotel packages, and on some of the exotic itineraries, pre- or post-land packages. Prices vary depending on the particular cruise itinerary, stateroom category selected and the time of year that the voyage takes place. Passenger ticket revenue also includes full ship charters as well as port fees and taxes.

During the voyage, we generate onboard and other revenue for additional products and services which are not included in the cruise fare, including casino operations, certain food and beverage, gift shop purchases, spa services, photo services, Wi-Fi services and other similar items. Food and beverage, casino operations, photo services and shore excursions are generally managed directly by us while retail shops, spa services, art auctions and internet services may be managed through contracts with third-party concessionaires. These contracts generally entitle us to a percentage of the gross sales derived from these concessions, which is recognized on a net basis. While some onboard goods and services may be prepaid prior to the voyage, we utilize point-of-sale systems for discrete purchases made onboard. Certain of our product offerings are bundled and we allocate the value of the bundled goods and services between passenger ticket revenue and onboard and other revenue based upon the relative standalone selling prices of those goods and services.

Timing of Satisfaction of Performance Obligations and Significant Payment Terms

The payment terms and cancellation policies vary by brand, stateroom category, length of voyage, and country of purchase. A deposit for a future booking is required at or soon after the time of booking. Final payment is generally due between 120 days and 180 days before the voyage. Deposits on advance ticket sales are deferred when received and include amounts that are refundable. Deferred amounts are subsequently recognized as revenue ratably during the voyage sailing days as services are rendered over time on the ship. Deposits are generally cancellable and refundable prior to sailing, but may be subject to penalties, depending on the timing of cancellation. The inception of substantive cancellation penalties generally coincides with the dates that final payment is due, and penalties generally increase as the voyage sail date approaches. Cancellation fees are recognized in passenger ticket revenue in the month of the cancellation.

Goods and services associated with onboard revenue are generally provided at a point in time and revenue is recognized when the performance obligation is satisfied. Onboard goods and services rendered may be paid at disembarkation. A receivable is recognized for onboard goods and services rendered when the voyage is not completed before the end of the period.

Cruises that are reserved under full ship charter agreements are subject to the payment terms of the specific agreement and may be either cancelable or non-cancelable. Deposits received on charter voyages are deferred when received and included in advance ticket sales. Deferred amounts are subsequently recognized as revenue ratably over the voyage sailing dates.

Contract Balances

Receivables from customers are included within accounts receivables, net. As of December 31, 2019 and December 31, 2018, our receivables from customers were $15.3 million and $17.3 million, respectively.

Contract liabilities represent the Company’s obligation to transfer goods and services to a customer. A customer deposit held for a future cruise is generally considered a contract liability only when final payment is both due and paid by the customer and is usually recognized in earnings within 180 days of becoming a contract. Other deposits held and included within advance ticket sales or other long-term liabilities are not considered contract liabilities as they are largely cancelable and refundable. Our contract liabilities are included within advance ticket sales. As of December 31, 2019 and December 31, 2018, our contract liabilities were $1.4 billion and $1.2 billion, respectively. Of the amounts included within contract liabilities, approximately 55% were refundable in accordance with our cancellation policies. Approximately $1.2 billion of the December 31, 2018 contract liability balance has been recognized in revenue for the year ended December 31, 2019.

Our revenue is seasonal and based on the demand for cruises. Historically, the seasonality of the North American cruise industry generally results in the greatest demand for cruises during the Northern Hemisphere’s summer months. This predictable seasonality in demand has resulted in fluctuations by quarter in our revenue and results of operations. The seasonality of our results is increased due to ships being taken out of service for regularly scheduled Dry-docks, which we typically schedule during non-peak demand periods. This seasonality will result in higher contract liability balances as a result of an increased number of reservations preceding these peak demand periods. The addition of new ships also increases the contract liability balances prior to a new ship’s delivery, as staterooms are made available for reservation prior to the inaugural cruise. Norwegian Encore, with approximately 4,000 Berths, was delivered on October 30, 2019 and added 7% capacity to our fleet.

Practical Expedients and Exemptions

We do not disclose information about remaining performance obligations that have original expected durations of one year or less. We recognize revenue in an amount that corresponds directly with the value to the customer of our performance completed to date. Variable consideration, which will be determined based on a future rate and passenger count, is excluded from the disclosure and these amounts are not material. These variable non-disclosed contractual amounts relate to our non-cancelable charter agreements and a leasing arrangement with a certain port, both of which are long-term in nature. Amounts that are fixed in nature due to the application of minimum guarantees are also not material and are not disclosed.

Contract Costs

Management expects that incremental commissions and credit card fees paid as a result of obtaining ticket contracts are recoverable; therefore, we recognize these amounts as assets when they are paid prior to the voyage. Costs of air tickets, port taxes and other fees that fulfill future performance obligations are also considered recoverable and are recorded as assets. Costs incurred to obtain customers were $143.5 million and $116.3 million as of December 31, 2019 and 2018, respectively. Costs to fulfill contracts with customers were $49.7 million and $32.5 million as of December 31, 2019 and 2018, respectively. Both costs to obtain and fulfill contracts with customers are recognized within prepaid expenses and other assets. Incremental commissions, credit card fees, air ticket costs, and port taxes and fees are recognized ratably over the voyage sailing dates, concurrent with associated revenue, and are primarily in commissions, transportation and other expense.

4.	Goodwill and Intangible Assets

Goodwill and tradenames are not subject to amortization. As of December 31, 2019 and 2018, the carrying values were $1.4 billion for goodwill and $0.8 billion for tradenames.

The gross carrying amounts of intangible assets included within other long-term assets, the related accumulated amortization, the net carrying amounts and the weighted-average amortization periods of the Company’s intangible assets are listed in the following tables (in thousands, except amortization period):

	December 31, 2019
				Weighted-
				Average
	Gross Carrying	Accumulated	Net Carrying	Amortization
	Amount	Amortization	Amount	Period (Years)
Customer relationships	$120,000	$(110,169)	$9,831	6.0
License	750	(331)	419	10.0
Total intangible assets subject to amortization	$120,750	$(110,500)	$10,250

	December 31, 2018
				Weighted-
				Average
	Gross Carrying	Accumulated	Net Carrying	Amortization
	Amount	Amortization	Amount	Period (Years)
Customer relationships	$120,000	$(91,756)	$28,244	6.0
Licenses	3,368	(2,874)	494	5.6
Total intangible assets subject to amortization	$123,368	$(94,630)	$28,738

The aggregate amortization expense is as follows (in thousands):

	Year Ended December 31,
	2019	2018	2017
Amortization expense	$18,488	$26,163	$31,232

The following table sets forth the Company’s estimated aggregate amortization expense for each of the five years below (in thousands):

Amortization
Year ended December 31,	Expense
2020	$9,906
2021	75
2022	75
2023	75
2024	75

5.   Leases

On January 1, 2019, we adopted ASU No. 2016-02, Leases (“Topic 842”). Topic 842 supersedes the lease accounting requirements in Accounting Standards Codification (“ASC”) 840—Leases. In August 2018, the FASB issued ASU

2018-11, Targeted Improvements to Topic 842, which included an option to apply the new leases standard at the adoption date using a modified retrospective approach, which the Company elected.

Nature of Leases

We have finance leases for certain ship equipment and a corporate office. We have operating leases for port facilities, corporate offices, warehouses, and certain equipment. Many of our leases include both lease and non-lease components. We have adopted the practical expedient which allows us to combine lease and non-lease components by class of asset. We have applied this expedient for office leases, port facilities, and certain equipment.

Significant Assumptions and Judgments in Applying Topic 842 and Practical Expedients Elected

Our leases contain both fixed and variable payments. Fixed payments and variable lease payments that depend on a rate or index are included in the calculation of the right-of-use asset. Other variable payments are excluded from the calculation unless there is an unavoidable fixed minimum cost related to those payments such as a minimum annual guarantee. Our lease assets are amortized on a straight-line basis except for our rights to use port facilities. The expenses related to port facilities are amortized based on passenger counts as this basis represents the pattern in which the economic benefit is derived from the right to use the underlying asset.

For non-consecutive lease terms, which relate to our rights to use certain port facilities, the term of the lease is based on the number of days on which we have the right to use a specified asset. We have adopted the practical expedient to exclude leases with terms of less than one year from being included on the balance sheet. Lease expense for agreements that are short-term are disclosed below and include both fixed and variable payments.

Certain leases include one or more options to extend or terminate and are primarily in five-year increments. Lease extensions and terminations, including auto-renewing lease terms, were only included in the calculation of the right-of-use asset to the extent that the right to renew or terminate was at the option of the lessor only or where there was a more than insignificant penalty for termination.

As our leases do not have a readily determinable implicit rate, we used our weighted average cost of debt to determine the net present value of the lease payments at the adoption date. Our weighted average cost of debt is similar to the incremental borrowing rate we would have obtained if we had borrowed collateralized debt over the lease term to purchase the asset, and the rate was adjusted for longer term leases.

We have also adopted the practical expedient which allows us, by class of asset, to not separate lease and non-lease components when we are the lessor in the underlying transaction, the transactions would otherwise be accounted for under ASC 606–Revenue Recognition and the non-lease components are the predominant components of the agreements. We have applied this practical expedient to transactions with cruise passengers and concession service providers related to the use of our ships. We refer you to Note 3 – “Revenue and Expense from Contracts with Customers.”

Impacts on Financial Statements

As a result of the adoption of Topic 842 on January 1, 2019, we recorded operating lease right-of-use assets of $235.0 million and operating lease liabilities of $243.8 million. Another $8.8 million was reclassified to the operating right-of-use assets from other asset and liability accounts relating to the existing leases. The adoption of Topic 842 did not result in the identification of new finance leases. The adoption does not significantly change the timing, classification or amount of expense recognized in our consolidated financial statements nor does it change the timing, classification or amount of cash payments included within the consolidated statement of cash flows.

The components of lease expense and revenue were as follows (in thousands):

Year Ended
December 31, 2019
Operating lease expense	$31,596
Variable lease expense	14,284
Short-term lease expense	50,832
Finance lease cost:
Amortization of right-of-use assets	1,765
Interest on lease liabilities	1,239
Operating lease revenue	446
Sublease income	1,615

Lease balances were as follows (in thousands):

	Balance Sheet location	December 31, 2019
Operating leases
Right-of-use assets	Other long-term assets	$236,604
Current operating lease liabilities	Accrued expenses and other liabilities	39,126
Non-current operating lease liabilities	Other long-term liabilities	207,243

Finance leases
Right-of-use assets	Property and equipment, net	13,873
Current finance lease liabilities	Current portion of long-term debt	6,419
Non-current finance lease liabilities	Long-term debt	8,812

Supplemental cash flow information related to leases was as follows (in thousands):

Year Ended
December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$75,539
Operating cash outflows from finance leases	1,051
Financing cash outflows from finance leases	2,826

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	24,834
Finance leases	705

As of December 31, 2019, maturities of lease liabilities, weighted-average remaining lease terms and discount rates for our leases were as follows (in thousands, except lease terms and discount rates):

	Operating	Finance
	leases	leases
2020	$47,796	$6,141
2021	32,144	4,912
2022	31,844	3,957
2023	31,740	730
2024	31,753	677
Thereafter	112,718	629
Total	287,995	17,046
Less: Present value discount	(41,626)	(1,815)
Present value of lease liabilities	$246,369	$15,231
Weighted average remaining lease term (years)	8.30	3.65
Weighted average discount rate	3.76%	7.47%

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018, future minimum lease payments for operating leases having initial or remaining noncancelable lease terms in excess of one year were as follows under the previous lease accounting standard (ASC 840) (in thousands):

Year	December 31, 2018
2019	$16,651
2020	16,105
2021	15,315
2022	14,391
2023	13,462
Thereafter	52,626
Total minimum annual rentals	$128,550

Leases That Have Not Yet Commenced

We have multiple agreements that have been executed where the lease term has not commenced as of December 31, 2019. These are primarily related to our rights to use certain port facilities currently under construction. Although we may have provided design input, construction management services, or advances related to these assets, we have determined that we do not control these assets during the period of construction. These port facilities are expected to open for use during 2020 and include undiscounted minimum annual guarantees of approximately $1.1 billion of passenger fees.

6.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) was as follows (in thousands):

	Year Ended December 31, 2019
				Change
	Accumulated	Change		Related to
	Other	Related to		Shipboard
	Comprehensive	Cash Flow		Retirement
	Income (Loss)	Hedges		Plan
Accumulated other comprehensive income (loss) at beginning of period	$(161,647)	$(157,449)		$(4,198)
Current period other comprehensive loss before reclassifications	(125,323)	(123,015)		(2,308)
Amounts reclassified into earnings	(8,520)	(8,898)	(1)	378	(2)
Accumulated other comprehensive income (loss) at end of period	$(295,490)	$(289,362)	(3)	$(6,128)

	Year Ended December 31, 2018
				Change
	Accumulated	Change		Related to
	Other	Related to		Shipboard
	Comprehensive	Cash Flow		Retirement
	Income (Loss)	Hedges		Plan
Accumulated other comprehensive income (loss) at beginning of period	$26,966	$33,861		$(6,895)
Current period other comprehensive income (loss) before reclassifications	(158,943)	(161,214)		2,271
Amounts reclassified into earnings	(29,670)	(30,096)	(1)	426	(2)
Accumulated other comprehensive income (loss) at end of period	$(161,647)	$(157,449)		$(4,198)

	Year Ended December 31, 2017
				Change
	Accumulated	Change		Related to
	Other	Related to		Shipboard
	Comprehensive	Cash Flow		Retirement
	Income (Loss)	Hedges		Plan
Accumulated other comprehensive income (loss) at beginning of period	$(314,473)	$(307,618)		$(6,855)
Current period other comprehensive income (loss) before reclassifications	304,226	304,684		(458)
Amounts reclassified into earnings	37,213	36,795	(1)	418	(4)
Accumulated other comprehensive income (loss) at end of period	$26,966	$33,861		$(6,895)
(1)	We refer you to Note 10— “Fair Value Measurements and Derivatives” in these notes to consolidated financial statements for the affected line items in the consolidated statements of operations.
(2)	Amortization of prior-service cost and actuarial loss reclassified to other income (expense), net.
(3)	Includes $16.5 million of loss expected to be reclassified into earnings in the next 12 months.
(4)	Amortization of prior-service cost and actuarial loss reclassified to payroll and related expense.

7.	Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2019	2018
Ships	$14,154,578	$13,032,555
Ships improvements	1,865,272	1,407,989
Ships under construction	387,749	491,632
Land and land improvements	38,375	34,936
Other	672,975	558,052
	17,118,949	15,525,164
Less: accumulated depreciation	(3,983,612)	(3,405,911)
Property and equipment, net	$13,135,337	$12,119,253

The increase in ships was primarily due to the addition of Norwegian Encore. The Company capitalized approximately $458.9 million of costs associated with ship improvements. Depreciation expense for the years ended December 31, 2019, 2018 and 2017 was $627.7 million, $534.9 million and $478.7 million, respectively. Repairs and maintenance expenses including Dry-dock expenses were $199.7 million, $199.5 million and $157.2 million for the years ended December 31, 2019, 2018 and 2017, respectively, and were recorded within other cruise operating expense.

Ships under construction include progress payments to the shipyard, planning and design fees and other associated costs. Capitalized interest costs which were primarily associated with the construction or revitalization of ships amounted to $32.9 million, $30.4 million and $29.0 million for the years ended December 31, 2019, 2018 and 2017, respectively.

8.	Long-Term Debt

Long-term debt consisted of the following:

	Interest Rate			Balance
	December 31,		Maturities	December 31,
	2019	2018	Through	2019	2018

				(in thousands)

$875.0 million senior secured revolving credit facility	—	3.96%	2024	$—	$130,000
$75.0 million revolving credit line	2.75%	—	2020	75,000	—
Term Loan A	3.06%	4.01%	2024	1,565,512	1,256,167
$375.0 million Term Loan B (1)	—	4.26%	2021	—	368,982
$700.0 million 4.750% senior unsecured notes	—	4.75%	2021	—	561,021
$565.0 million 3.625% senior unsecured notes	3.63%	—	2024	558,781	—
€662.9 million Norwegian Epic term loan (2)	—	4.58%	2022	—	259,394
$260 million Norwegian Jewel term loan	2.54%	—	2022	221,860	—
$230 million Pride of America term loan	2.81%	—	2021	229,621	—
€529.8 million Breakaway one loan (2)	2.84%	4.09%	2025	305,969	360,680
€529.8 million Breakaway two loan (2)	4.10%	4.50%	2026	370,531	426,503
€590.5 million Breakaway three loan (2)	2.98%	2.98%	2027	478,665	537,223
€729.9 million Breakaway four loan (2)	2.98%	2.98%	2029	630,088	694,536
€710.8 million Seahawk 1 term loan (2)	3.92%	3.92%	2030	692,150	756,061
€748.7 million Seahawk 2 term loan (2)	3.92%	3.92%	2031	856,188	187,612
Leonardo newbuild one loan	2.68%	2.68%	2034	48,009	48,009
Leonardo newbuild two loan	2.77%	2.77%	2035	48,009	48,009
Leonardo newbuild three loan	1.22%	1.22%	2036	42,700	43,667
Leonardo newbuild four loan	1.31%	1.31%	2037	42,700	43,667
Sirena loan	—	2.75%	2019	—	13,856
Explorer newbuild loan	3.43%	3.43%	2028	242,449	268,970
Marina newbuild loan (3)	2.75%	3.07%	2023	156,319	201,007
Riviera newbuild loan (4)	2.48%	3.32%	2024	202,233	247,203
Finance lease and license obligations	Various	Various	2028	34,909	39,524
Total debt				6,801,693	6,492,091
Less: current portion of long-term debt				(746,358)	(681,218)
Total long-term debt				$6,055,335	$5,810,873
(1)	Includes original issue discount of $0.7 million as of December 31, 2018.
(2)	Currently U.S. dollar-denominated.
(3)	Includes premium of $0.1 million as of December 31, 2019 and 2018.
(4)	Includes premium of $0.1 million and $0.2 million as of December 31, 2019 and 2018, respectively.

On December 16, 2019, NCLC issued $565.0 million aggregate principle amount of 3.625% senior unsecured notes due December 2024 (the “Notes”) in a private offering (the “Offering”) at par. NCLC used the net proceeds from the Offering, after deducting the initial purchasers’ discount and estimated fees and expenses, together with cash on hand, to redeem $565.0 million principal amount of outstanding 4.75% Senior Notes due 2021 at a price equal to 100% of the principal amount being redeemed and paid the premium of $6.7 million. The redemption also resulted in a write-off of $2.7 million of deferred fees.

NCLC will pay interest on the Notes at 3.625% per annum, semiannually on June 15 and December 15 of each year, commencing on June 15, 2020, to holders of record at the close of business on the immediately preceding June 1 and December 1, respectively. NCLC may redeem the Notes, in whole or part, at any time prior to December 15, 2021, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole premium.” NCLC may redeem the Notes, in whole or in part, on or after December 15, 2021, at the redemption prices set forth in the indenture governing the Notes. At any time (which may be more than once) on or prior to December 15, 2021, NCLC may choose to redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 103.625% of the face amount thereof with an amount equal to the net proceeds of one or more equity offerings, so long as at least 60% of the aggregate principal amount of the Notes issued remains outstanding following such redemption. The indenture governing the Notes contains covenants that limit NCLC’s ability to, among other things: (i) create liens on certain assets to secure debt; (ii) enter into sale leaseback transactions; and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets. The indenture governing the Notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium (if any), interest and other monetary obligations on all of the then-outstanding Notes to become due and payable immediately.

On October 30, 2019, we took delivery of Norwegian Encore. We had export financing in place for 80% of the contract price. The associated $882.9 million term loan bears interest at a fixed rate of 3.92% with a maturity date of October 30, 2031. Principal and interest payments are payable semiannually.

In October 2019, we entered into a $75 million revolving credit line agreement that matures in October 2020 and bears interest at LIBOR plus a margin of 0.95%.

NCLC entered into a $260 million credit agreement, dated as of May 15, 2019, with Bank of America, N.A., as administrative agent and collateral agent, and certain other lenders. The proceeds of this term loan were used to prepay the then outstanding principal and accrued interest of the Norwegian Epic term loan. The $260 million term loan is secured by Norwegian Jewel Limited, bears interest at LIBOR plus a margin of 0.80%, and matures on May 15, 2022. The transaction resulted in a loss on extinguishment of debt of $1.1 million.

NCLC entered into a $230 million credit agreement, dated as of January 10, 2019, with Nordea Bank ABP, New York Branch, as administrative agent and collateral agent, and certain other lenders. The proceeds of this term loan will be used for general corporate purposes, including to finance the pre-delivery installments due to the builder under the Company’s shipbuilding contracts. The $230 million term loan is secured by Pride of America Ship Holding, LLC and bears interest at LIBOR plus a margin of 1.00%. The term loan matures on January 10, 2021; however, NCLC may elect to extend the maturity date to January 10, 2022 provided certain conditions are met. Should NCLC elect to extend the maturity date, the interest rate will be LIBOR plus a margin of 1.10% for the third year.

NCLC entered into a Fourth Amended and Restated Credit Agreement, dated as of January 2, 2019, with a subsidiary of NCLC, as co-borrower and JPMorgan Chase Bank, N.A., as administrative agent, and certain other lenders. This revised facility, among other things, (a) reduced the pricing of our existing $875 million Revolving Loan Facility, (b) reduced the pricing and increased the approximately $1.3 billion principal amount outstanding under the term loan A facility to $1.6 billion, and (c) extended the maturity dates for our Revolving Loan Facility and our term loan A facility to 2024, subject to certain conditions. We used the proceeds from the increase in our term loan A facility to prepay all of the then outstanding amounts under our term loan B facility. The transaction resulted in a loss on extinguishment of debt of $2.9 million.

The applicable margin under the new term loan A facility and new Revolving Loan Facility is determined by reference to a total leverage ratio, with an applicable margin of between 1.75% and 1.00% with respect to Eurocurrency loans and between 0.75% and 0.00% with respect to base rate loans. The margin as of December 31, 2019 for borrowings under the new term loan A facility and new Revolving Loan Facility was 1.25% with respect to Eurocurrency borrowings. In addition to paying interest on outstanding principal under the borrowings, we are obligated to pay a quarterly commitment fee at a rate determined by reference to a total net leverage ratio, with a maximum commitment fee of 0.30%.

Interest expense, net for the year ended December 31, 2019 was $272.9 million which included $27.5 million of amortization of deferred financing fees and a $16.7 million loss on extinguishment and modification of debt. Interest expense, net for the year ended December 31, 2018 was $270.4 million which included $31.4 million of amortization of deferred financing fees and a $6.3 million loss on extinguishment of debt. Interest expense, net for the year ended December 31, 2017 was $267.8 million which included $32.5 million of amortization of deferred financing fees and a $23.9 million loss on extinguishment and modification of debt.

Certain of our debt agreements contain covenants that, among other things, require us to maintain a minimum level of liquidity, as well as limit our net funded debt-to-capital ratio, and maintain certain other ratios and restrict our ability to pay dividends. Substantially all of our ships and other property and equipment are pledged as collateral for certain of our debt. We believe we were in compliance with our covenants as of December 31, 2019.

The following are scheduled principal repayments on long-term debt including finance lease obligations as of December 31, 2019 for each of the next five years (in thousands):

Year	Amount
2020	$746,358
2021	899,206
2022	667,456
2023	574,492
2024	2,260,295
Thereafter	1,778,870
Total	$6,926,677

We had an accrued interest liability of $33.3 million and $37.2 million as of December 31, 2019 and 2018, respectively.

9.	Related Party Disclosures

Transactions with Genting HK and Apollo

In December 2018, as part of a public equity offering of NCLH’s ordinary shares owned by Apollo and Genting HK, NCLH repurchased 1,683,168 of its ordinary shares sold in the offering for approximately $85.0 million pursuant to its Repurchase Program.

In March 2018, as part of a public equity offering of NCLH’s ordinary shares owned by Apollo and Genting HK, NCLH repurchased 4,722,312 of its ordinary shares sold in the offering for approximately $263.5 million pursuant to its then existing share repurchase program.

10.	Fair Value Measurements and Derivatives

Fair value is defined as the price at which an orderly transaction to sell an asset or to transfer a liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).

Fair Value Hierarchy

The following hierarchy for inputs used in measuring fair value should maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that the most observable inputs be used when available:

Level 1 — Quoted prices in active markets for identical assets or liabilities that are accessible at the measurement dates.

Level 2 — Significant other observable inputs that are used by market participants in pricing the asset or liability based on market data obtained from independent sources.

Level 3 — Significant unobservable inputs we believe market participants would use in pricing the asset or liability based on the best information available.

Derivatives

We are exposed to market risk attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We attempt to minimize these risks through a combination of our normal operating and financing activities and through the use of derivatives. We assess whether derivatives used in hedging transactions are “highly effective” in offsetting changes in the cash flow of our hedged forecasted transactions. We use regression analysis for this hedge relationship and high effectiveness is achieved when a statistically valid relationship reflects a high degree of offset and correlation between the fair values of the derivative and the hedged forecasted transaction. Cash flows from the derivatives are classified in the same category as the cash flows from the underlying hedged transaction. If it is determined that the hedged forecasted transaction is no longer probable of occurring, then the amount recognized in accumulated other comprehensive income (loss) is released to earnings. There are no amounts excluded from the assessment of hedge effectiveness and there are no credit-risk-related contingent features in our derivative agreements. We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. Credit risk, including but not limited to counterparty non-performance under derivatives, is not considered significant, as we primarily conduct business with large, well-established financial institutions with which we have established relationships, and which have credit risks acceptable to us, or the credit risk is spread out among many creditors. We do not anticipate non-performance by any of our significant counterparties.

As of December 31, 2019, we had fuel swaps, which are used to mitigate the financial impact of volatility of fuel prices pertaining to approximately 1.1 million metric tons of our projected fuel purchases, maturing through December 31, 2022.

As of December 31, 2019, we had foreign currency forward contracts, matured foreign currency options and matured foreign currency collars which are used to mitigate the financial impact of volatility in foreign currency exchange rates related to our ship construction contracts denominated in euros. The notional amount of our foreign currency forward contracts was €1.8 billion, or $2.0 billion based on the euro/U.S. dollar exchange rate as of December 31, 2019.

As of December 31, 2019, we had interest rate swaps and collars, which are used to hedge our exposure to interest rate movements and manage our interest expense. The notional amount of our outstanding debt associated with the interest rate swaps and collars was $1.7 billion as of December 31, 2019.

The derivatives measured at fair value and the respective location in the consolidated balance sheets includes the following (in thousands):

		Assets		Liabilities
		December 31,	December 31,	December 31,	December 31,
	Balance Sheet Location	2019	2018	2019	2018
Derivative Contracts Designated as Hedging Instruments

Fuel contracts
	Prepaid expenses and other assets	$—	$2,583	$—	$1
	Other long-term assets	277	197	—	29
	Accrued expenses and other liabilities	2,300	1,173	18,257	19,547
	Other long-term liabilities	683	933	17,763	51,184
Foreign currency contracts
	Prepaid expenses and other assets	—	5,285	—	1,497
	Other long-term assets	—	3,514	—	—
	Accrued expenses and other liabilities	—	112	33,475	5,145
	Other long-term liabilities	169	2,874	118,500	40,476
Interest rate contracts
	Prepaid expenses and other assets	—	519	—	—
	Other long-term assets	—	27	—	—
	Accrued expenses and other liabilities	—	—	2,178	—
	Other long-term liabilities	—	—	1,861	—
Total derivatives designated as hedging instruments		$3,429	$17,217	$192,034	$117,879

The fair values of swap and forward contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. The Company determines the value of options and collars utilizing an option pricing model based on inputs that are either readily available in public markets or can be derived from information available in publicly quoted markets. The option pricing model used by the Company is an industry standard model for valuing options and is used by the broker/dealer community. The inputs to this option pricing model are the option strike price, underlying price, risk-free rate of interest, time to expiration, and volatility. The fair value of option contracts considers both the intrinsic value and any remaining time value associated with those derivatives that have not yet settled. The Company also considers counterparty credit risk and its own credit risk in its determination of all estimated fair values.

Our derivatives and financial instruments were categorized as Level 2 in the fair value hierarchy, and we had no derivatives or financial instruments categorized as Level 1 or Level 3. Our derivative contracts include rights of offset with our counterparties. We have elected to net certain assets and liabilities within counterparties when the rights of offset exist. We are not required to post cash collateral related to our derivative instruments.

The gross and net amounts recognized within assets and liabilities include the following (in thousands):

		Gross		Gross
	Gross	Amounts	Total Net	Amounts
December 31, 2019	Amounts	Offset	Amounts	Not Offset	Net Amounts
Assets	$277	$—	$277	$—	$277
Liabilities	192,034	(3,152)	188,882	(149,863)	39,019

		Gross		Gross
	Gross	Amounts	Total Net	Amounts
December 31, 2018	Amounts	Offset	Amounts	Not Offset	Net Amounts
Assets	$12,125	$(1,527)	$10,598	$(6,872)	$3,726
Liabilities	116,352	(5,092)	111,260	(35,718)	75,542

The effects of cash flow hedge accounting on accumulated other comprehensive income (loss) include the following (in thousands):

				Location of Gain
				(Loss) Reclassified
				from Accumulated	Amount of Gain (Loss) Reclassified
	Amount of Gain (Loss)			Other Comprehensive	from Accumulated Other
	Recognized in Other			Income (Loss) into	Comprehensive
Derivatives	Comprehensive Income			Income	Income (Loss) into Income
	Year Ended December 31,				Year Ended December 31,
	2019	2018	2017		2019	2018	2017
Fuel contracts	$46,154	$(52,949)	$50,263	Fuel	$14,093	$34,410	$(29,721)
Foreign currency contracts	(163,197)	(108,911)	254,070	Depreciation and amortization	(3,062)	(3,463)	(4,077)
Interest rate contracts	(5,972)	646	351	Interest expense, net	(2,133)	(851)	(2,997)
Total gain (loss) recognized in other comprehensive income	$(123,015)	$(161,214)	$304,684		$8,898	$30,096	$(36,795)

The effects of cash flow hedge accounting on the consolidated statements of operations include the following (in thousands):

	Year Ended December 31, 2019			Year Ended December 31, 2018
		Depreciation			Depreciation
		and	Interest		and	Interest
	Fuel	Amortization	Expense, net	Fuel	Amortization	Expense, net
Total amounts of income and expense line items presented in the consolidated statements of operations in which the effects of cash flow hedges are recorded	$409,602	$646,188	$272,867	$392,685	$561,060	$270,404

Amount of gain (loss) reclassified from accumulated other comprehensive income (loss) into income
Fuel contracts	14,093	—	—	34,410	—	—
Foreign currency contracts	—	(3,062)	—	—	(3,463)	—
Interest rate contracts	—	—	(2,133)	—	—	(851)

The effects of cash flow hedge accounting on the consolidated statements of operations include the following (in thousands):

	Year Ended December 31, 2017
		Depreciation
		and	Interest
	Fuel	Amortization	Expense, net
Total amounts of income and expense line items presented in the consolidated statements of operations in which the effects of cash flow hedges are recorded	$361,032	$509,957	$267,804

Amount of gain (loss) reclassified from accumulated other comprehensive income (loss) into income
Fuel contracts	(29,721)	—	—
Foreign currency contracts	—	(4,077)	—
Interest rate contracts	—	—	(2,997)

Other

The carrying amounts reported in the consolidated balance sheets of all other financial assets and liabilities approximate fair value.

Long-Term Debt

As of December 31, 2019 and 2018, the fair value of our long-term debt, including the current portion, was $6,957.8 million and $6,601.9 million, respectively, which was $31.3 million higher and $8.4 million lower, respectively, than the carrying values. The difference between the fair value and carrying value of our long-term debt is due to our fixed and variable rate debt obligations carrying interest rates that are above or below market rates at the measurement dates. Market risk associated with our long-term variable rate debt is the potential increase in interest expense from an increase in interest rates. The fair value of our long-term debt was calculated based on estimated rates for the same or similar instruments with similar terms and remaining maturities, which represent Level 2 inputs in the fair value hierarchy.

Non-Recurring Measurements of Non-Financial Assets

Goodwill and other indefinite-lived assets, principally tradenames, are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets may not be fully recoverable.

We believe our estimates and judgments with respect to our long-lived assets, principally ships, and goodwill and other indefinite-lived intangible assets are reasonable. Nonetheless, if there was a material change in assumptions used in the determination of such fair values or if there is a material change in the conditions or circumstances that influence such assets, we could be required to record an impairment charge. We estimate fair value based on the best information available utilizing estimates, judgments and projections as necessary. As of December 31, 2019, our annual review supports the carrying value of these assets.

11.	Employee Benefits and Share-Based Compensation

Amended and Restated 2013 Performance Incentive Plan

In January 2013, NCLH adopted the 2013 Performance Incentive Plan, which provided for the issuance of up to 15,035,106 of NCLH’s ordinary shares pursuant to awards granted under the plan, with no more than 5,000,000 shares being granted to one individual in any calendar year. In May 2016, the plan was amended and restated (“Restated 2013 Plan”) pursuant to approval from the Board of Directors and NCLH’s shareholders. Among other things, under the Restated 2013 Plan, the number of NCLH’s ordinary shares that may be delivered pursuant to all awards granted under the plan was increased by an additional 12,430,000 shares to a new maximum aggregate limit of 27,465,106 shares. Additionally, the expiration date of the Restated 2013 Plan was extended to March 30, 2026. Share options under the plan are granted with an exercise price equal to the closing market price of NCLH shares at the date of grant. The vesting period for time-based options is typically set at three, four or five years with a contractual life ranging from seven to 10 years. The vesting period for time-based and performance-based restricted share units is generally three years. Forfeited awards will be available for subsequent awards under the Restated 2013 Plan.

Share Option Awards

There were no time-based share option awards granted for the years ended December 31, 2019, 2018 and 2017 or performance-based share option awards granted for the year ended December 31, 2019. The performance-based options awarded to our President and Chief Executive Officer in August 2015 were subject to performance conditions such that the number of awards that ultimately vested depended on the adjusted earnings per share (“Adjusted EPS”) and adjusted return on invested capital (“Adjusted ROIC”) achieved by the Company during the performance period compared to targets established at the award date. Although the terms of the performance-based awards provide the compensation committee with the discretion to make certain adjustments to the performance calculation, it was determined that a mutual understanding of the key terms and conditions of the awards had been ascertained. In 2018, the grant date was therefore established for performance-based awards granted in prior years. The fair value of each performance-based option award is estimated on the date of grant using the Black-Scholes option-pricing model. The estimated fair value of the share options is amortized over the requisite service period using the straight-line method. The assumptions used within the option-pricing model for the performance-based awards are as follows:

	2018	2017
Dividend yield	—%	—%
Expected share price volatility	31.50% - 32.20%	25.97%
Risk-free interest rate	2.48% - 2.58%	1.81%
Expected term	3.72 - 4.22 years	4.20 years

Expected volatility was determined based on the historical share prices in our industry. The risk-free rate was based on U.S. Treasury zero coupon issues with a remaining term equal to the expected option term at grant date. The expected term was calculated under the simplified method.

The following table sets forth a summary of option activity under NCLH’s Restated 2013 Plan for the period presented:

							Weighted-
	Number of Share Option Awards			Weighted-Average Exercise Price			Average	Aggregate
	Time-	Performance-	Market-	Time-	Performance-	Market-	Contractual	Intrinsic
	Based	Based	Based	Based	Based	Based	Term	Value
	Awards	Awards	Awards	Awards	Awards	Awards	(years)	(in thousands)
Outstanding as of January 1, 2019	5,686,793	410,499	208,333	$50.65	$45.67	$59.43	6.22	$13,946
Exercised	(636,073)	(138,759)	—	40.30	19.00	—
Forfeited and cancelled	(132,166)	(156,251)	—	56.13	59.43	—
Outstanding as of December 31, 2019	4,918,554	115,489	208,333	$51.84	$59.11	$59.43	5.42	$33,413
Vested and expected to vest as of December 31, 2019	4,918,554	115,489	—	$51.84	$59.11	$—	5.41	$33,413
Exercisable as of December 31, 2019	4,917,721	115,489	—	$51.84	$59.11	$—	5.41	$33,411

The weighted-average grant-date fair value of performance-based options granted (or where a grant date had not been previously established, the fair value recognized) during the years ended December 31, 2018 and 2017 was $15.20 and $8.55, respectively. The total intrinsic value of share options exercised during 2019, 2018 and 2017 was $13.3 million, $16.7 million and $18.9 million, respectively, and total cash received by the Company from exercises was $28.3 million, $25.8 million and $27.4 million, respectively. As of December 31, 2019, there was no unrecognized compensation cost, related to options granted under our share-based incentive plans.

Restricted Ordinary Share Awards

The following is a summary of NCLH’s restricted ordinary share activity for the period presented:

	Number of
	Time-	Weighted-
	Based	Average Grant
	Awards	Date Fair Value
Non-vested as of January 1, 2019	429	$58.41
Vested	(429)	58.41
Non-vested as of December 31, 2019	—	$—

Restricted Share Unit (“RSU”) Awards

On March 1, 2019, NCLH granted to certain employees 1.9 million time-based RSU awards which vest equally over three years. Also on March 1, 2019, NCLH granted to certain members of our management team 0.5 million performance-based RSU awards, which vest upon the achievement of certain pre-established performance targets and which amount assumes the maximum level of achievement.

The fair value of the time-based and performance-based RSUs is equal to the closing market price of NCLH shares at the date of grant. The performance-based RSUs awarded to certain members of our management team are subject to performance conditions such that the number of shares that ultimately vest depends on the Adjusted EPS and Adjusted ROIC achieved by the Company during the performance period compared to targets established at the award date. Although the terms of the performance-based RSU awards provide the compensation committee with the discretion to make certain adjustments to the performance calculation, it was determined that a mutual understanding of the key terms and conditions of the awards has been ascertained. In 2018, the grant date was therefore established for performance-based RSU awards granted in prior years. The Company remeasures the probability and the cumulative share-based compensation expense of the awards each reporting period until vesting or forfeiture occurs.

The following table sets forth a summary of RSU activity for the period presented:

	Number of	Weighted-	Number of		Weighted-	Number of	Weighted-
	Time-Based	Average Grant	Performance-		Average Grant	Market-	Average Grant
	Awards	Date Fair Value	Based Awards		Date Fair Value	Based Awards	Date Fair Value
Non-vested as of January 1, 2019	2,973,032	$53.98	825,614		$56.58	50,000	$59.43
Granted	1,929,495	55.00	462,282	(1)	55.27	—	—
Vested	(1,430,291)	53.02	(121,000)		56.27	—	—
Forfeited or expired	(226,611)	55.04	(37,500)		56.27	—	—
Non-vested as of December 31, 2019	3,245,625	$54.94	1,129,396		$56.09	50,000	$59.43
Non-vested and expected to vest as of December 31, 2019	3,245,625	$54.94	483,976		$56.61	—	$—
(1)	Number of performance-based restricted share units included assumes maximum achievement of performance targets.

As of December 31, 2019, there was total unrecognized compensation costs related to non-vested time-based, non-vested performance-based and market-based RSUs of $106.5 million, $9.2 million and $0, respectively. The costs are expected to be recognized over a weighted-average period of 1.8 years, 1.1 years and 0 years, respectively, for the time-based, performance-based and market-based RSUs. Taxes paid pursuant to net share settlements in 2019, 2018 and 2017 were $20.9 million, $13.9 million and $6.3 million, respectively.

Employee Stock Purchase Plan (“ESPP”)

In April 2014, NCLH’s shareholders approved the ESPP. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase NCLH’s ordinary shares at a favorable price and upon favorable terms in consideration of the participating employees’ continued services. A maximum of 2,000,000 of NCLH’s ordinary shares may be purchased under the ESPP. To be eligible to participate in an offering period, on the grant date of that period, an individual must be customarily employed by the Company or a participating subsidiary for more than twenty hours per week and for more than five months per calendar year. Participation in the ESPP is also subject to certain limitations. The ESPP is considered to be compensatory based on: a) the 15% purchase price discount and b) the look-back purchase price feature. Since the plan is compensatory, compensation expense must be recorded in the consolidated statements of operations on a straight-line basis over the six-month withholding period. As of December 31, 2019 and 2018, we had a liability for payroll withholdings received of $2.1 million and $1.9 million, respectively.

The compensation expense recognized for share-based compensation for the periods presented include the following (in thousands):

	Year Ended December 31,
Classification of expense	2019	2018	2017
Payroll and related (1)	$17,597	$15,629	$9,455
Marketing, general and administrative (2)	77,458	100,354	77,584
Total share-based compensation expense	$95,055	$115,983	$87,039
(1)	Amounts relate to equity granted to certain of our shipboard officers.
(2)	Amounts relate to equity granted to certain of our corporate employees.

Employee Benefit Plans

We offer annual incentive bonuses pursuant to our Restated 2013 Plan for our executive officers and other key employees. Bonuses under the plan become earned and payable based on the Company’s performance during the applicable performance period and the individual’s continued employment. Company performance criteria include the attainment of certain financial targets and other strategic objectives.

Certain employees are employed pursuant to agreements that provide for severance payments. Severance is generally only payable upon an involuntary termination of the employment by us without cause or a termination by the employee for good reason. Severance generally includes a series of cash payments based on the employee’s base salary (and in some cases, bonus), and our payment of the employee’s continued medical benefits for the applicable severance period.

We maintain a 401(k) Plan for our shoreside employees, including our executive officers. Participants may contribute up to 100% of eligible compensation each pay period, subject to certain limitations. We make matching contributions equal to 100% of the first 3% and 50% of amounts greater than 3% to and including 10% of each participant’s contributions subject to certain limitations. In addition, we may make discretionary supplemental contributions to the 401(k) Plan, which shall be allocated pro rata to each eligible participant based on the compensation of the participant relative to the total compensation of all participants. Our matching contributions are vested according to a five-year schedule. The 401(k) Plan is subject to the provisions of ERISA and is intended to be qualified under section 401(a) of the U.S. Internal Revenue Code (the “Code”).

Our matching contributions are reduced by amounts forfeited by those employees who leave the 401(k) Plan prior to vesting fully in the matching contributions. Forfeited contributions of $0.2 million, $0.3 million and $0.3 million were utilized in the years ended December 31, 2019, 2018 and 2017, respectively.

We recorded total expenses related to the above 401(k) Plan of $9.1 million, $9.3 million and $7.3 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Effective January 2009, we implemented the Shipboard Retirement Plan which computes benefits based on years of service, subject to eligibility requirements. The Shipboard Retirement Plan is unfunded with no plan assets. The current portion of the projected benefit obligation of $0.9 million and $1.0 million was included in accrued expenses and other liabilities as of December 31, 2019 and 2018, respectively, and $27.8 million and $23.3 million was included in other long-term liabilities in our consolidated balance sheets as of December 31, 2019 and 2018, respectively.

The amounts related to the Shipboard Retirement Plan were as follows (in thousands):

	As of or for the Year Ended December 31,
	2019	2018	2017
Pension expense:
Service cost	$2,135	$2,167	$1,987
Interest cost	1,001	857	887
Amortization of prior service cost	378	378	378
Amortization of actuarial loss	—	51	40
Total pension expense	$3,514	$3,453	$3,292
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$24,318	$24,587	$22,605
Service cost	2,135	2,167	1,987
Interest cost	1,001	857	887
Actuarial gain (loss)	2,308	(2,271)	458
Direct benefit payments	(1,067)	(1,022)	(1,350)
Projected benefit obligation at end of year	$28,695	$24,318	$24,587
Amounts recognized in the consolidated balance sheets:
Projected benefit obligation	$28,695	$24,318	$24,587

	For the Year Ended December 31,
	2019	2018	2017
Amounts recognized in accumulated other comprehensive income (loss):
Prior service cost	$(3,781)	$(4,159)	$(4,537)
Accumulated actuarial loss	(3,413)	(1,105)	(3,426)
Accumulated other comprehensive income (loss)	$(7,194)	$(5,264)	$(7,963)

The discount rates used in the net periodic benefit cost calculation for the years ended December 31, 2019, 2018 and 2017 were 4.2%, 3.6% and 4.0%, respectively, and the actuarial loss is amortized over 18.91 years. The discount rate is used to measure and recognize obligations, including adjustments to other comprehensive income (loss), and to determine expense during the periods. It is determined by using bond indices which reflect yields on a broad maturity and industry universe of high-quality corporate bonds.

The pension benefits expected to be paid in each of the next five years and in aggregate for the five years thereafter are as follows (in thousands):

Year	Amount
2020	$922
2021	949
2022	1,045
2023	1,208
2024	1,340
Next five years	10,585

12.	Income Taxes

We are incorporated in Bermuda. Under current Bermuda law, we are not subject to tax on income and capital gains. We have received from the Minister of Finance under The Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 31, 2035.

The components of net income before income taxes consist of the following (in thousands):

	Year Ended December 31,
	2019	2018	2017
Bermuda	$—	$—	$—
Foreign - Other	911,365	969,310	770,614
Net income before income taxes	$911,365	$969,310	$770,614

The components of the provision for income taxes consisted of the following benefit (expense) (in thousands):

	Year Ended December 31,
	2019	2018	2017
Current:
Bermuda	$—	$—	$—
United States	(975)	(7,409)	1,828
Foreign - Other	(6,294)	(5,371)	(4,617)
Total current:	(7,269)	(12,780)	(2,789)
Deferred:
Bermuda	—	—	—
United States	25,785	(1,912)	(8,439)
Foreign - Other	347	225	486
Total deferred:	26,132	(1,687)	(7,953)
Income tax benefit (expense)	$18,863	$(14,467)	$(10,742)

Our reconciliation of income tax expense computed by applying our Bermuda statutory rate and reported income tax benefit (expense) was as follows (in thousands):

	Year Ended December 31,
	2019	2018	2017
Tax at Bermuda statutory rate	$—	$—	$—
Foreign income taxes at different rates	(18,630)	(17,540)	(28,188)
Tax contingencies	(206)	(5)	11,184
Return to provision adjustments	2,014	2,961	(1,397)
Benefit (expense) from change in tax rate	(14)	117	7,659
Valuation allowance	35,699	—	—
Income tax benefit (expense)	$18,863	$(14,467)	$(10,742)

Deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
	2019	2018
Deferred tax assets:
Loss carryforwards	$54,342	$63,201
Other	3,573	2,535
Valuation allowance	(5,847)	(41,924)
Total net deferred assets	52,068	23,812
Deferred tax liabilities:
Property and equipment	(39,571)	(37,448)
Total deferred tax liabilities	(39,571)	(37,448)
Net deferred tax asset (liability)	$12,497	$(13,636)

We have U.S. net operating loss carryforwards of $238.8 million and $278.3 million for the years ended December 31, 2019 and 2018, respectively, which begin to expire in 2031, a portion of which relate to Prestige discussed further below. We have state net operating loss carryforwards of $3.4 million and $4.8 million for the years ended December 31, 2019 and 2018, respectively, which expire between 2025 through 2035.

Included above are deferred tax assets associated with our operations in Norway for which we have provided a full valuation allowance. We have Norway net operating loss carryforwards of $13.3 million and $13.9 million for the years ended December 31, 2019 and 2018, respectively, which can be carried forward indefinitely.

Included above are deferred tax assets associated with our branch operations in the U.K. for which we have provided a full valuation allowance. We have U.K. net operating loss carryforwards of $5.5 million and $7.5 million for the years ended December 31, 2019 and 2018, respectively, which can be carried forward indefinitely.

Included above are deferred tax assets associated with Prestige. We have U.S. net operating loss carryforwards of $145.0 million and $177.5 million for the years ended December 31, 2019 and 2018, respectively, which begin to expire in 2031. Utilization of the Prestige net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously and/or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986 (“Section 382”). Ownership changes may limit the amount of net operating loss carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. If we have experienced an ownership change, utilization of Prestige’s net operating loss carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the net operating loss carryforwards before utilization. Subsequent ownership changes could further impact the limitation in future years. We implemented certain tax restructuring strategies that created our ability to utilize the net operating loss carryforwards of Prestige, for which we had previously provided a full valuation allowance. In March 2019, we completed a Section 382 study that determined the amount of the Prestige net operations loss carryforwards that can be utilized against future taxable income resulting in a tax benefit of $35.7 million in connection with the reversal of substantially all of the Prestige valuation allowance.

In December 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted. Among other provisions, the Act reduces the U.S. federal corporate tax rate from 35% to 21%. Also in December 2017, the SEC staff issued SAB No. 118, which addresses the recognition of provisional amounts when a company does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the effect of the changes in the Act. The measurement period ends when a company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year. The Company completed the accounting for the tax effects of enactment of the Act. There is no material change to the $7.4 million reduction of the value of net deferred tax liabilities (which represents future tax expenses) recorded in 2017 as a discrete tax benefit resulting from the federal corporate income tax rate reduction. Other aspects of the Act were either not applicable or did not have a material impact on the Company’s consolidated financial statements.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	As of December 31,
	2019	2018
Unrecognized tax benefits, beginning of the year	$532	$532
Gross increases in tax positions from prior periods	200	—
Unrecognized tax benefits, end of year	$732	$532

If the $0.7 million of unrecognized tax benefits at December 31, 2019 were recognized, our effective tax rate would be minimally affected. We believe that there will not be a significant increase or decrease to the tax positions within 12 months of the reporting date. We recognize interest and penalties related to unrecognized tax benefits in income tax benefit (expense).

We file income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and foreign jurisdictions. We are generally no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by authorities for years prior to 2016, except for years in which NOLs generated prior to 2016 are utilized.

Due to our international structure as well as the existence of international tax treaties that exempt taxation on certain activities, the repatriation of earnings from our subsidiaries would have no tax impact.

We derive our income from the international operation of ships. We are engaged in a trade or business in the U.S. and receive income from sources within the U.S. Under Section 883, certain foreign corporations are exempt from U. S. federal income or branch profits tax on U.S.-source income derived from or incidental to the international operation of ships. Applicable U.S. treasury regulations provide that a foreign corporation will qualify for the benefits of Section 883 if, in relevant part: (i) the foreign country in which the corporation is organized grants an equivalent exemption for income from the international operation of ships to corporations organized in the U.S., and (ii) the foreign corporation has one or more classes of stock that are “primarily and regularly traded on an established securities market” in the U.S. or another qualifying country. We believe that we qualify for the benefits of Section 883 because we are incorporated in qualifying countries and our ordinary shares are primarily and regularly traded on an established securities market in the U.S.

13.	Commitments and Contingencies

Ship Construction Contracts

For the Norwegian Brand, Project Leonardo will introduce an additional six ships, each approximately 140,000 Gross Tons with approximately 3,300 Berths, with expected delivery dates from 2022 through 2027, subject to certain conditions. The effectiveness of the contracts to construct two of the ships, expected to be delivered in 2026 and 2027, is contingent upon certain Italian government approvals. For the Regent brand, we have an Explorer Class Ship, Seven Seas Splendor, with approximately 55,000 Gross Tons and 750 Berths, which was delivered in January 2020. We refer you to Note 18 – “Subsequent Events” for additional information. We have one additional order for an Explorer Class Ship to be delivered in 2023. For the Oceania Cruises brand, we have orders for two Allura Class Ships to be delivered in 2022 and 2025, one of which is contingent upon certain Italian government approvals. Each of the Allura Class Ships will be approximately 67,000 Gross Tons and 1,200 Berths.

The combined contract prices of the 10 ships on order for delivery, including Seven Seas Splendor, which was delivered in January 2020, was approximately €7.4 billion, or $8.3 billion based on the euro/U.S. dollar exchange rate as of December 31, 2019.

We have obtained export credit financing for the ships on order which is expected to fund approximately 80% of each contract price, subject to certain conditions. We do not anticipate any contractual breaches or cancellation to occur. However, if any such events were to occur, it could result in, among other things, the forfeiture of prior deposits or payments made by us and potential claims and impairment losses which may materially impact our business, financial condition and results of operations.

As of December 31, 2019, minimum annual payments for non-cancelable ship construction contracts with initial or remaining terms in excess of one year were as follows (in thousands):

Year	Amount
2020	$556,784
2021	279,254
2022	1,595,262
2023	1,439,097
2024	888,790
Thereafter	829,303
Total minimum annual payments	$5,588,490

Port Facility Commitments

As of December 31, 2019, future commitments to pay for usage of certain port facilities were as follows (in thousands):

Year	Amount
2020	$79,418
2021	67,671
2022	68,049
2023	70,100
2024	75,112
Thereafter	1,726,575
Total port facility future commitments	$2,086,925

Other Commitments

The FMC requires evidence of financial responsibility for those offering transportation on passenger ships operating out of U.S. ports to indemnify passengers in the event of non-performance of the transportation. Accordingly, each of our three brands are required to maintain a $32.0 million third-party performance guarantee in respect of liabilities for non-performance of transportation and other obligations to passengers. The guarantee requirements are subject to additional consumer price index-based adjustments. Also, our brands have a legal requirement to maintain security guarantees based on cruise business originated from the U.K., and we are required to establish financial responsibility by certain jurisdictions to meet liability in the event of non-performance of our obligations to passengers from those jurisdictions. As of December 31, 2019, approximately British Pound Sterling 41.5 million was in place as security guarantees as well as a consumer protection policy covering up to €110.0 million.

From time to time, various other regulatory and legislative changes have been or may in the future be proposed that may have an effect on our operations in the U.S. and the cruise industry in general.

Litigation

Helms-Burton Act

On August 27, 2019, two lawsuits were filed against Norwegian Cruise Line Holdings Ltd. in the United States District Court for the Southern District of Florida under Title III of the Cuban Liberty and Solidarity (Libertad) Act of 1996, also known as the Helms-Burton Act. The complaint filed by Havana Docks Corporation alleges it holds an interest in the Havana Cruise Port Terminal and the complaint filed by Javier Garcia-Bengochea alleges that he holds an interest in the Port of Santiago, Cuba, both of which were expropriated by the Cuban Government. The complaints further allege that the Company “trafficked” in those properties by embarking and disembarking passengers at these facilities. The plaintiffs seek all available statutory remedies, including the value of the expropriated property, plus interest, treble damages, attorneys’ fees and costs. On January 7, 2020, the United States District Court for the Southern District of Florida dismissed the claim by Havana Docks Corporation. We believe that the plaintiff plans to appeal the order. Although we believe we have meritorious defenses to the claims and intend to vigorously defend these matters, as of December 31, 2019, we are unable to reasonably estimate any potential contingent loss from these matters due to a lack of legal precedence.

Other

In the normal course of our business, various claims and lawsuits have been filed or are pending against us. Most of these claims and lawsuits are covered by insurance and, accordingly, the maximum amount of our liability is typically limited to our deductible amount.

Nonetheless, the ultimate outcome of these claims and lawsuits that are not covered by insurance cannot be determined at this time. We have evaluated our overall exposure with respect to all of our threatened and pending litigation and, to the extent required, we have accrued amounts for all estimable probable losses associated with our deemed exposure. We are currently unable to estimate any other potential contingent losses beyond those accrued, as discovery is not complete nor is adequate information available to estimate such range of loss or potential recovery. However, based on our current knowledge, we do not believe that the aggregate amount or range of reasonably possible losses with respect to these matters will be material to our consolidated results of operations, financial condition or cash flows. We intend to vigorously defend our legal position on all claims and, to the extent necessary, seek recovery.

14.	Other Income (Expense), Net

Other income (expense), net was income of $6.2 million, income of $20.7 million, and expense of $10.4 million for the years ended December 31, 2019, 2018 and 2017, respectively. In 2019, the income was primarily due to gains from insurance proceeds and a litigation settlement partially offset by losses on foreign currency exchange. In 2018, the income was primarily due to foreign currency exchange gains. In 2017, the expense was primarily related to foreign currency exchange losses.

15.	Concentration Risk

We contract with a single vendor to provide many of our hotel and restaurant services including both food and labor costs. We incurred expenses of $153.6 million, $153.7 million and $152.3 million for the years ended December 31, 2019, 2018 and 2017, respectively, which are recorded in payroll and related in our consolidated statements of operations.

16.	Supplemental Cash Flow Information

For the year ended December 31, 2019, we had non-cash investing activities related to property and equipment of $8.2 million. For the year ended December 31, 2019, we paid income taxes of $13.4 million and interest and related fees, net of capitalized interest, of $291.2 million.

For the year ended December 31, 2018, we had non-cash investing activities related to property and equipment of $39.7 million and net foreign currency adjustments of $5.5 million related to euro-denominated debt related to the financing of two of our Project Leonardo ships. For the year ended December 31, 2018, we paid income taxes of $10.0 million and interest and related fees, net of capitalized interest, of $350.4 million.

For the year ended December 31, 2017, we had non-cash investing activities in connection with property and equipment of $20.0 million and non-cash investing activities related to capital leases of $13.3 million. For the year ended December 31, 2017, we paid income taxes of $11.7 million and interest and related fees, net of capitalized interest, of $284.9 million.

17.	Quarterly Selected Financial Data (Unaudited) (in thousands, except per share data)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2019	2018	2019	2018	2019	2018	2019	2018
Total revenue	$1,403,630	$1,293,403	$1,664,277	$1,522,174	$1,913,851	$1,858,356	$1,480,618	$1,381,193
Operating income	$158,296	$167,053	$308,681	$292,152	$511,724	$550,276	$199,376	$209,580
Net income	$118,157	$103,155	$240,190	$226,676	$450,584	$470,378	$121,297	$154,634
Earnings per share:
Basic	$0.54	$0.45	$1.11	$1.02	$2.10	$2.12	$0.57	$0.70
Diluted	$0.54	$0.45	$1.11	$1.01	$2.09	$2.11	$0.56	$0.70

The seasonality of the North American cruise industry generally results in the greatest demand for cruises during the Northern Hemisphere’s summer months. This predictable seasonality in demand has resulted in fluctuations in our revenue and results of operations. The seasonality of our results is increased due to ships being taken out of service for regularly scheduled Dry-docks, which we typically scheduled during non-peak demand periods.

18.	Subsequent Events

In January 2020, we took delivery of Seven Seas Splendor. We had export financing in place for 80% of the contract price. The associated $426.0 million term loan bears interest at a fixed rate of 3.01% with a maturity date of January 30, 2032. Principal and interest payments are payable semiannually.

In late January 2020, the COVID-19 coronavirus outbreak began impacting the Company’s financial performance and operations. The Company has begun to experience costs and lost revenue related to itinerary modifications, travel restrictions and advisories, the unavailability of ports and/or destinations, cancellations and redeployments. The COVID-19 coronavirus is also impacting consumer sentiment regarding cruise travel generally. Due to the unknown duration and extent of the outbreak, the full effect on our financial performance cannot be quantified at this time.

Events Subsequent to Original Issuance of Financial Statements

In March 2020, NCLC borrowed $875 million under its existing Revolving Loan Facility maturing on January 2, 2024. Also, in March 2020, NCLC entered into a $675 million revolving credit facility (“Epic Credit Facility”) maturing on

March 4, 2021, with JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and certain other lenders party thereto. NCLC has borrowed $675 million under the facility, which bears interest at LIBOR plus a margin of 0.80%. The facility is secured by Norwegian Epic, Ltd. In April 2020, NCLC entered into an incremental assumption agreement, which supplements the Epic Credit Facility. The incremental assumption agreement extended the maturity date of the revolving facility commitments under the Epic Credit Facility to March 3, 2022 following the consummation of the successful debt and equity financing, which resulted in aggregate gross proceeds greater than the amount required for the extension. The revolving facility loans will accrue interest at a per annum rate based on LIBOR plus a margin of 1.75% in the case of Eurocurrency loans or at a per annum rate based on the base rate plus a margin of 0.75% in the case of base rate loans.

We have taken several measures to improve our liquidity through refinancing existing debt amortization, including under our agreements with export credit agencies (“ECAs”) and related governments and to extend the maturities and refinancing amortization under other agreements. We have obtained lender consents to refinance amortization payments and waive financial covenants during the specified period under our ECA backed facilities on the basis of debt holiday principles published by the relevant ECAs.

In April 2020, NCLC amended $386 million of export credit backed facilities that finance Norwegian Breakaway, Norwegian Getaway, Norwegian Escape, Norwegian Joy, Norwegian Bliss and Norwegian Encore to incorporate the terms of a 12-month debt holiday initiative offered to the cruise industry by Euler Hermes Aktiengesellschaft (“Hermes”), the official ECA of Germany. The debt holiday was initiated to provide interim debt service and financial covenant relief for borrowers during the current global COVID-19 pandemic with respect to their Hermes guaranteed financings. The amended agreements provide that, among other things, (a) amortization payments due from April 1, 2020 to March 31, 2021 (the “Deferral Period”) on the loans will be deferred and (b) the principal amounts so deferred will constitute separate tranches of loans under the facilities. The separate tranches of loans will accrue interest at a floating rate per annum based on six-month LIBOR plus a margin as follows:

Margin
€529.8 million Breakaway one loan (Norwegian Breakaway)	0.90%
€529.8 million Breakaway two loan (Norwegian Getaway)	1.20%
€590.5 million Breakaway three loan (Norwegian Escape)	1.50%
€729.9 million Breakaway four loan (Norwegian Joy)	1.50%
€710.8 million Seahawk 1 term loan (Norwegian Bliss)	1.00%
€748.7 million Seahawk 2 term loan (Norwegian Encore)	1.00%

After the end of the Deferral Period, the deferred amounts will amortize in eight equal semiannual installments.

Also in April 2020, NCLC amended the $230 million credit agreement secured by Pride of America, dated as of January 10, 2019, with Nordea Bank ABP, New York Branch, as administrative agent, and certain other lenders. The amendment extends the maturity date of the term loan one year to January 10, 2022. From January 10, 2021 to January 10, 2022 the loan shall accrue interest at a per annum rate based on LIBOR plus a margin of 1.75% in the case of Eurocurrency loans or at a per annum rate based on the base rate plus a margin of 0.75% in the case of base rate loans.

In May 2020, NCLC amended its $260 million credit agreement secured by Norwegian Jewel, dated as of May 15, 2019, with Bank of America, N.A., as administrative agent and collateral agent, and certain other lenders. The amendment provides that (a) amortization payments due within the period from consummation of the successful debt and equity financing, which resulted in aggregate gross proceeds greater than the amount required for the extension, to May 1, 2021 will be deferred and (b) the principal amount so deferred will constitute a separate tranche of loans under the facility (the “Deferred Jewel Loans”). The Deferred Jewel Loans will accrue interest at a per annum rate based on LIBOR plus a margin of 2.50% in the case of Eurocurrency loans or at a per annum rate based on the base rate plus a margin of 1.50% in the case of base rate loans. After the end of the deferral period, the Deferred Jewel Loan payments will amortize in an aggregate principal amount equal to 25% per annum in semiannual installments, and in the case of such payment due on the maturity date, an amount equal to the then unpaid principal amount of the Deferred Jewel Loans outstanding.

NCLC entered into a Fifth Amended and Restated Credit Agreement, dated as of May 8, 2020, with a subsidiary of NCLC, as co-borrower and JPMorgan Chase Bank, N.A., as administrative agent, and lenders holding 87.57% of the term loans outstanding. This revised facility provides that, among other things, (a) amortization payments due within the first year after effectiveness will be deferred and (b) the principal amount so deferred will constitute a separate tranche of loans (the “Deferred Term A Loans”). The Deferred Term A Loans will accrue interest (x) in the case of Eurocurrency loans, at a per annum rate based on LIBOR plus a margin of 2.50% or (y) in the case of base rate loans, at a per annum rate based on the base rate plus a margin of 1.50%. After the end of the deferral period, the Deferred Term A Loans will amortize in an aggregate principal amount equal to 25% per annum of the Deferred Term A Loans, in quarterly installments, and in the case of such payment due on the maturity date, an amount equal to the then unpaid principal amount of the Deferred Term A Loans outstanding. The Term A Loans (other than the Deferred Term A Loans) shall constitute a separate class of loans (the “Legacy Term A Loans”), with the same terms as the Term A Loans under the Fourth Amended and Restated Credit Agreement, except that the amortization payments on the Legacy Term A Loans shall be deferred during the deferral period.

In addition, in May 2020, NCLH and NCLC entered into an investment agreement with an affiliate of L Catterton (the “Private Investor”), pursuant to which NCLC agreed to sell and issue to the Private Investor (the “Private Exchangeable Notes Transaction”) up to $400 million in aggregate principal amount of exchangeable senior notes due 2026 (the “Private Exchangeable Notes”). The Private Exchangeable Notes Transaction closed on May 28, 2020. The Private Exchangeable Notes accrue interest at a rate of 7.0% per annum for the first year post-issuance (which will accrete to the principal amount), 4.5% per annum interest (which will accrete to the principal amount) plus 3.0% per annum cash interest for the following four years and 7.5% per annum in cash interest for the final year prior to maturity. The Private Investor has certain registration rights in respect of NCLH’s ordinary shares underlying the Private Exchangeable Notes and are subject to certain customary transfer, voting and standstill restrictions.

The Private Exchangeable Notes are guaranteed by NCLH on a senior basis. Holders may exchange their Private Exchangeable Notes at their option into redeemable preference shares of NCLC. Upon exchange, the preference shares will be immediately and automatically exchanged, for each $1,000 principal amount of exchanged Private Exchangeable Notes, into a number of NCLH’s ordinary shares based on the exchange rate. The exchange rate will initially be approximately 82.6446 ordinary shares per $1,000 principal amount of Private Exchangeable Notes (equivalent to an initial exchange price of $12.10 per ordinary share), subject to future adjustment. NCLC has the right to redeem all or a portion of the Private Exchange Notes at any time after the third anniversary of the issuance date at a price equal to 100% of the accreted principal amount thereof if the market closing price of NCLH’s ordinary shares has been at least 250% of the per share price implied by the exchange rate then in effect for at least 20 trading days during any 30 consecutive trading day period.

In May 2020, NCLC conducted a private offering of $675.0 million aggregate principal amount of 12.25% senior secured notes due 2024 (the “Senior Secured Notes”) at 99% original issue discount and a private offering of $862.5 million aggregate principal amount of 6.00% exchangeable senior notes due 2024 (the “Exchangeable Notes”). The Exchangeable Notes are guaranteed by NCLH on a senior basis. Holders may exchange their Exchangeable Notes at their option into redeemable preference shares of NCLC. Upon exchange, the preference shares will be immediately and automatically exchanged, for each $1,000 principal amount of exchanged Exchangeable Notes, into a number of NCLH’s ordinary shares based on the exchange rate. The exchange rate will initially be 72.7273 ordinary shares per $1,000 principal amount of Exchangeable Notes (equivalent to an initial exchange price of approximately $13.75 per ordinary share), subject to adjustment.

The Senior Secured Notes pay interest at 12.25% per annum, semiannually on May 15 and November 15 of each year, commencing on November 15, 2020, to holders of record at the close of business on the immediately preceding May 1 and November 1, respectively. NCLC may redeem the Senior Secured Notes, in whole or part, at any time prior to February 15, 2024, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date and a “make-whole premium.” NCLC may redeem the Senior Secured Notes, in whole or in part, on or after February 15, 2024, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date. At any time on or prior to February 15, 2022, NCLC may choose to redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a redemption price equal to 112.25% of the principal amount of the Senior Secured Notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date, so long as at least 65% of the aggregate principal amount of the Senior Secured Notes issued remains outstanding following such redemption.

The Senior Secured Notes are secured by first-priority interests in, among other things and subject to certain agreed security principles, shares of capital stock in certain subsidiary guarantors, two of our vessels, our material intellectual property and two islands that we use in the operations of our cruise business. The Senior Secured Notes are also guaranteed by our subsidiaries that own the property that secures the Senior Secured Notes as well as certain additional subsidiaries whose assets do not secure the Senior Secured Notes. The indenture governing the Senior Secured Notes includes requirements that, among other things and subject to a number of qualifications and exceptions, restrict the ability of NCLC and its restricted subsidiaries, as applicable, to (i) incur or guarantee additional indebtedness; (ii) pay dividends or distributions on, or redeem or repurchase, equity interests and make other restricted payments; (iii) make investments; (iv) consummate certain asset sales; (v) engage in certain transactions with affiliates; (vi) grant or assume certain liens; and (vii) consolidate, merge or transfer all or substantially all of our assets.

Also in May 2020, the Company offered 36,363,636 ordinary shares, par value $0.001 per share to the public at a price of $11.00 per share. The underwriters were offered an option to acquire from us up to 5,454,545 additional shares, which they exercised. Underwriting discounts and commissions were $0.385 per share. The net proceeds from the offering were $443.9 million after deducting the underwriters’ discounts and commissions.

In June 2020, NCLC amended the credit facilities secured by Seven Seas Explorer, Seven Seas Splendor, Riviera, Marina, Leonardo One and Leonardo Two to defer amortization with respect to certain of the debt outstanding under the agreements (the “Supplemental Agreements”). The amendments for the Seven Seas Explorer, Seven Seas Splendor, Riviera, Marina, Leonardo One and Leonardo Two facilities summarized below provide $156 million of incremental liquidity to the Company through March 2021 and are subject to certain customary conditions.

The Supplemental Agreements of Seven Seas Explorer, Seven Seas Splendor, Riviera, and Marina provide that, among other things, (a) amortization payments due during the Deferral Period on the loans will be deferred and (b) the principal amount so deferred will constitute a separate tranche of loans (the “Deferred Loans”). The Deferred Loans will accrue interest at a floating rate per annum based on six-month LIBOR plus a margin as follows:

Margin
Explorer newbuild loan	2.80%
Splendor newbuild loan	1.75%
Marina newbuild loan	0.55%
Riviera newbuild loan	0.55%

After the end of the Deferral Period, the Deferred Loans will amortize in an aggregate principal amount equal to 25% per annum of the Deferred Loans, in semiannual installments. Any breach of financial covenants under each respective facility during the Deferral Period will not constitute an event of default. In addition, consistent with our recently closed amendments to our Hermes-backed credit facilities, additional restrictions on restricted payments and certain other covenants were added.

The Leonardo One and Two Supplemental Agreements provide that, among other things, consistent with our recently closed amendments to our Hermes-backed credit facilities and the Fifth Amended and Restated Credit Agreement, additional restrictions on restricted payments and certain other covenants shall apply. In addition, testing of the financial covenants under each respective facility is suspended during the Deferral Period.

Litigation

On March 12, 2020, a class action complaint, Eric Douglas v. Norwegian Cruise Lines, Frank J. Del Rio and Mark A. Kempa, Case No. 1:20-CV-21107, was filed in the United States District Court for the Southern District of Florida, naming the Company, Frank J. Del Rio, the Company’s President and Chief Executive Officer, and Mark A. Kempa, the Company’s Executive Vice President and Chief Financial Officer, as defendants. Subsequently, two similar class action complaints were also filed in the United States District Court for the Southern District of Florida naming the same defendants. These complaints assert claims, purportedly brought on behalf of a class of shareholders, under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, and allege that the Company made false and misleading statements to the market and customers about COVID-19 and the impact on its business. Each of the complaints seek unspecified damages and an award of costs and expenses, including reasonable attorneys’ fees, on behalf of a purported class of purchasers of our ordinary shares between February 20, 2020 and either March 11, 2020 or March 12, 2020. We believe that the allegations contained in the complaints are without merit and intend to defend the complaints vigorously. We cannot predict at this point the length of time that these actions will be ongoing or the liability, if any, which may arise therefrom.

In addition, in March 2020 the Florida Attorney General announced an investigation related to the Company’s marketing during the COVID-19 outbreak. Following the announcement of the investigation by the Florida Attorney General, we received notifications from other attorneys general and governmental agencies that they are conducting similar investigations. The Company is cooperating with these ongoing investigations, the outcomes of which cannot be predicted at this time.

In August 2019, two lawsuits were filed against Norwegian Cruise Line Holdings Ltd. in the United States District Court for the Southern District of Florida under Title III of the Cuban Liberty and Solidarity (Libertad) Act of 1996, also known as the Helms-Burton Act. The complaint filed by Havana Docks Corporation alleges it holds an interest in the Havana Cruise Port Terminal and the complaint filed by Javier Garcia-Bengochea alleges that he holds an interest in the Port of Santiago, Cuba, both of which were expropriated by the Cuban Government. The complaints further allege that the Company “trafficked” in those properties by embarking and disembarking passengers at these facilities. The plaintiffs seek all available statutory remedies, including the value of the expropriated property, plus interest, treble damages, attorneys’ fees and costs. On January 7, 2020, the United States District Court for the Southern District of Florida dismissed the claim by Havana Docks Corporation. On April 14, 2020, the district court granted Havana Docks Corporation’s motion to reconsider and vacated its order dismissing the claim, allowing Havana Docks Corporation to file an amended complaint on April 16, 2020. On April 24, 2020, we filed a motion seeking permission to appeal the district court’s order. We believe we have meritorious defenses to the claims and intend to vigorously defend these matters.